                                                                   EXHIBIT 10.63


                               SINGLE-TENANT LEASE
                                  (TRIPLE NET)



                                    LANDLORD:

                          ADI RESEARCH PARTNERS, L.P.,
                        A CALIFORNIA LIMITED PARTNERSHIP





                                     TENANT:

                             DATAWORKS CORPORATION,
                            A CALIFORNIA CORPORATION

                        STANDARD FORM SINGLE-TENANT LEASE

                                TABLE OF CONTENTS


Section        Title                                                                 Page
-------        -----                                                                 ----
               SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS .................   iv


     1         Lease of Premises ..................................................    1

     2.        Term ...............................................................    1

     3.        Rent ...............................................................    3

     4.        Common Area; Operating Expenses ....................................    3

     5.        Communication Equipment ............................................    6

     6.        Use ................................................................    7

     7.        Payments and Notices ...............................................    9

     8.        Brokers ............................................................    9

     9.        Surrender; Holding Over ............................................    9

     10.       Taxes ..............................................................   10

     11.       Repairs ............................................................   11

     12.       Alterations ........................................................   12

     13.       Liens ..............................................................   13

     14.       Assignment and Subletting ..........................................   14

     15.       Entry by Landlord ..................................................   15

     16.       Utilities and Services .............................................   15

     17.       Indemnification and Exculpation ....................................   16

     18.       Damage or Destruction ..............................................   17

     19.       Eminent Domain .....................................................   18

     20.       Tenant's Insurance .................................................   18

     21.       Waiver of Subrogation ..............................................   20

     22.       Tenant's Default and Landlord's Remedies ...........................   20

     23.       Landlord's Default .................................................   21

     24.       Subordination ......................................................   22

     25.       Estoppel Certificate ...............................................   22

     26.       Parking ............................................................   23

     27.       Modification and Cure Rights of Landlord's Mortgagees and Lessors ..   23

     28.       Quiet Enjoyment ....................................................   23

     29.       Transfer of Landlord's Interest ....................................   23

     30.       Limitation on Landlord's Liability .................................   23

     31.       Miscellaneous ......................................................   23

     32.       Lease Execution ....................................................   26

     33.       Building 3 .........................................................   26

     34.       Expansion of Project ...............................................   28

EXHIBITS

EXHIBIT "A"    Site Plan (including Tenant's Site, the Building 3 Site and the
               Adjacent Land)
EXHIBIT "B"    Work Letter Agreement
EXHIBIT "C"    Sample Form of Notice of Lease Term Dates
EXHIBIT"D"     Environmental Questionnaire
EXHIBIT "E"    Sample Form of Tenant Estoppel Certificate
EXHIBIT "F"    Rules and Regulations
EXHIBIT "G"    Form of Memorandum

                        STANDARD FORM SINGLE-TENANT LEASE

                             INDEX OF DEFINED TERMS


AAA .........................................................................         25

Abatement Conditions ........................................................         16

Actual Statement ............................................................          5

ADA .........................................................................          7

Adjacent Land ...............................................................         28

Affiliate ...................................................................         15

Allowance ...................................................................  Exhibit B

Arbitration Notice ..........................................................         25

Arbitrator ..................................................................         25

Architect ...................................................................  Exhibit B

Base Improvements ...........................................................  Exhibit B

Billing Period ..............................................................          5

BOMA Standards ..............................................................          1

Brokers .....................................................................          v

Building 3 Site .............................................................         26

Building 3 Space ............................................................         27

Building Systems ............................................................  Exhibit B

Building 1 ..................................................................         iv

Building 2 ..................................................................         iv

Building 3 ..................................................................         26

Buildings ...................................................................         iv

Commencement Date ...........................................................         iv

Common Area .................................................................          3

Communication Equipment .....................................................          6

Comparable Buildings ........................................................         12

Control .....................................................................         15

Cure Notice .................................................................         16

Depository ..................................................................         17

Early Occupancy Date ........................................................          1

Economic Terms ..............................................................         27

Effective Date ..............................................................          1

Election Date ...............................................................         27

emergency ...................................................................         15

Estimate Statement ..........................................................          5

Expansion Commencement Date .................................................         26

Expansion Negotiating Period ................................................         27

Expansion Notice ............................................................         26

Expansion Option ............................................................         26

Expansion Payments ..........................................................         27

Extension Option ............................................................          1

Fair Market Rental ..........................................................          1

Final Plans .................................................................  Exhibit B

First Refusal Notice ........................................................         27

Force Majeure ...............................................................         25

Force Majeure Delays ........................................................  Exhibit B

Hazardous Materials .........................................................          8

HVAC ........................................................................  Exhibit B

Indemnified Claims ..........................................................         16

Interest Rate ...............................................................          v

JAMS ........................................................................         25

Landlord ....................................................................          1

Landlord Indemnified Parties ................................................          8

Landlord Parties ............................................................         16

Landlord's Address ..........................................................         iv

Landlord's Determination ....................................................          1

Laws ........................................................................         12

Lease .......................................................................          1

Lease Expiration Date .......................................................         iv

market cap ..................................................................         15

Market Rent Data ............................................................          2

Memorandum ..................................................................         24

Monthly Rent ................................................................         iv

Negotiating Period ..........................................................          2

Operating Expenses ..........................................................          4

Option Period ...............................................................          1

Original Tenant .............................................................          1

Outside Date ................................................................  Exhibit B

Outside Date Termination Notice .............................................          2

Outside Termination Date ....................................................          2

Parking Ratio ...............................................................          v

PCBs ........................................................................          8

Permitted Assignee ..........................................................         26

Permitted Business ..........................................................         14

Permitted Non-Affiliate Assignee ............................................         15

Permitted Use ...............................................................          v

PID .........................................................................          2

Pre-Approved Change .........................................................         12

Preliminary Plans ...........................................................  Exhibit B

Premises ....................................................................         iv

Proceeds ....................................................................         17

Project .....................................................................         iv

Punch List ..................................................................  Exhibit B

Punch List Items ............................................................  Exhibit B

Real Property Taxes .........................................................         10

Rent ........................................................................          3

Restoration .................................................................         17

Restore .....................................................................         17

Review Period ...............................................................          5

Right of First Refusal ......................................................         27

Security Deposit ............................................................          v

Signage .....................................................................          7

Signage Specifications ......................................................          7

Substantial Completion ......................................................  Exhibit B

Summary .....................................................................         iv

Superior Interest ...........................................................         22

Tenant ......................................................................          1

Tenant Change ...............................................................         12

Tenant Changes ..............................................................         12

Tenant Delays ...............................................................  Exhibit B

Tenant Improvements .........................................................  Exhibit B

Tenant's Address ............................................................         iv

Tenant's Contribution .......................................................  Exhibit B

Tenant's Election Notice ....................................................         27

Tenant's Monthly Operating Expense Charge ...................................          5

Tenant's Parties ............................................................          8

Tenant's Review Period ......................................................          2

Tenant's Site ...............................................................         iv

Term ........................................................................          1

Termination Date ............................................................         17

Transfer ....................................................................         14

Transfer Date ...............................................................         14

Transfer Notice .............................................................         14

Transferee ..................................................................         14

Work Cost Statement .........................................................  Exhibit B

Work Costs ..................................................................  Exhibit B

Work Letter .................................................................         iv

               SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS


This SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS ("SUMMARY") is hereby incorporated into and made a part of the attached Single-Tenant Lease which pertains to the Premises described in Section 1.4 below. All references in the Lease to the "Lease" shall include this Summary. All references in the Lease to any term defined in this Summary shall have the meaning set forth in this Summary for such term. Any initially capitalized terms used in this Summary and any initially capitalized terms in the Lease which are not otherwise defined in this Summary shall have the meaning given to such terms in the Lease.

1.1      LANDLORD'S ADDRESS:      c/o The Allen Group

                                  111 South Johnson
                                  Visalia, CA 93291
                                  Attn:  Mr. Richard Allen
                                  Telephone: (209) 732-5425
                                  Facsimile  (209) 732-7160

                                  With a copy to:
                                  Kilroy Services, Inc.
                                  4365 Executive Drive, Suite 850
                                  San Diego, CA 92121-2130
                                  Attn:  Mr. Steve Black
                                  Telephone: (619) 550-1930
                                  Facsimile: (619) 550-1935

1.2      TENANT'S ADDRESS:        Prior to the Commencement Date:

                                  Dataworks Corporation
                                  5910 Pacific Center Boulevard
                                  San Diego, CA 92121
                                  Attn:  Bradley J. Thies, Esq.
                                  Telephone:   (619) 546-9600
                                  Facsimile:    (619) 564-9777

                                  Following the Commencement Date:

                                  To be designated upon receipt of permits.

1.3 PROJECT: The industrial development known as Sorrento Gateway in the City of San Diego, County of San Diego, State of California, as shown on the site plan attached hereto as Exhibit "A". The Project includes all buildings, improvements and facilities, now or subsequently located within such development from time to time. The aggregate saleable land area located within the Project (including Tenant's Site) is expected to be approximately 1,389,564 square feet.

1.4 PREMISES: A two (2) story building containing approximately one hundred ten thousand (110,000) rentable square feet ("BUILDING 1") and a two (2) story building containing approximately sixty thousand (60,000) rentable square feet ("BUILDING 2"), all to be constructed by Landlord at approximately those locations in the Project shown on Exhibit 'A" pursuant to the Work Letter Agreement attached hereto as Exhibit "B" (the "WORK LETTER"). Building 1 and Building 2 may be collectively referred to herein as the "BUILDINGS." That area surrounding the Buildings including Tenant's parking area as shown on Exhibit "A" may be referred to herein as "TENANT'S SITE."

1.5 Commencement DATE: The date which is thirty (30) days after the date of Substantial Completion (as determined in accordance with the Work Letter) of Improvements in the Premises; however, the Commencement Date shall not occur prior to September 1, 1999. Subject to Force Majeure Delays and Tenant Delays, Landlord anticipates that the Commencement Date will occur on or around September 1, 1999.

1.6 LEASE EXPIRATION DATE: Ten (10) years following the Commencement Date, subject to two (2) extension options of five (5) years pursuant to
        Section 2.4 of the Lease. If the Commencement Date occurs on a day other than the first day of a month, then for purposes of determining the Lease Expiration Date, the ten (10) year period shall be measured from the first day of the month following the month in which the Commencement Date occurs.

1.7     Monthly Rent:

                                                                     MONTHLY RENT PER
                         YEARS                                     RENTABLE SQUARE FOOT
                         -----                                     --------------------
                          1-2*                                            $1.450
                          3-4                                             $1.537
                          5-6                                             $1.629
                          7-8                                             $1.727
                          9-10                                            $1.831

        *Including any partial month at the beginning of the Term.

1.8     SECURITY DEPOSIT: None.

1.9 PERMITTED USE: The Premises may be used only for general office, laboratory, research and development and light manufacturing and any other lawful use consistent with a first-class building which is otherwise permitted by applicable zoning ordinances, including without limitation, any use which would be permitted, subject to Landlord's reasonable approval, by variance or conditional use permit.

1.10    Brokers: CB Richard Ellis, Inc. and Colliers International.

1.11 INTEREST RATE: The lesser of: (a) the prime rate then announced by Wells Fargo Bank, NA (or the largest state chartered bank in the State of California if Wells Fargo Bank, NA ceases to exist or to publish a prime rate) plus five percent (5%) per annum; or (b) the maximum rate permitted BY law.

1.12 PARKING RATIO: Not less than four (4) spaces per 1,000 rentable square feet of the Premises as shown on Exhibit "A.

                               SINGLE-TENANT LEASE


This LEASE ("LEASE"), which includes the preceding Summary attached hereto and incorporated herein by this reference, is made as of the 14th day of August, 1998, by and between ADI RESEARCH PARTNERS, L.P., a California limited partnership ("LANDLORD"), and DATAWORKS CORPORATION, a California corporation ("TENANT").

1. LEASE OF PREMISES.

1.1 LEASE OF PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises upon and subject to the terms, covenants and conditions contained in this Lease to be performed by each party.

1.2 MEASUREMENT OF PREMISES. On or before Substantial Completion of the Improvements, Landlord shall cause the Architect (as defined in Section 2.2 of Exhibit "B") to measure the rentable square footage of the Premises. For purposes of this Lease, rentable square footage of the Premises or of the other buildings in the Project shall mean Gross Building Area calculated in accordance with the Standard Method for Measuring Floor Area in Office Buildings ANSI/BOMA Z65.1-1996 ("BOMA STANDARDS"). Based upon such measurement, the Monthly Rent, the Allowance and the rentable square footage of the Project shall be adjusted and the parties shall make any necessary reconciliations in payments of sums previously made hereunder.

2. TERM.

2.1 TERM; NOTICE OF LEASE DATES. This Lease shall be effective upon the date first above written (the "EFFECTIVE DATE"). Subject to Section 2.2 below, the term of this Lease (the "TERM") shall commence upon the Commencement Date and shall expire on the Lease Expiration Date, unless sooner terminated or extended as permitted herein, and if extended, the "Term" will include the Option Period(s). Within ten (10) business days after Landlord's written request, Tenant shall execute a written confirmation of the Commencement Date as set forth in the Notice of Lease Term Dates attached hereto as Exhibit "C".

2.2 EARLY OCCUPANCY. Landlord shall allow Tenant to enter the Premises when the construction of the Buildings has proceeded to a point where, consistent with good construction practices, Tenant can commence preparation of the Premises for Tenant's occupancy, which shall in no event be later than sixty (60) days prior to the date Landlord projects for Substantial Completion (the "EARLY OCCUPANCY DATE") for purposes of Tenant's installation of Tenant's furniture, cabling, fixtures and equipment. Landlord shall provide Tenant with written notice of the projected Early Occupancy Date at least thirty (30) days prior to such date. Tenant's entry into the Premises from and after the Early Occupancy Date shall be subject to Tenant's coordination of such entry with Landlord and Landlord's general contractor(s) so as not to hinder or unreasonably interfere with the completion of the Premises and the Tenant Improvements therein. Such early occupancy shall be subject to all of the terms and conditions of this Lease, including, without limitation, those provisions requiring that Tenant shall be responsible for all costs, expenses and obligations relating to the Premises (including, without limitation, Sections 17, 20 and 22) except that Tenant will not be obligated to pay any Rent or the Monthly Management Fee described in
Section 3.3 below during the period of such early occupancy. In addition, Landlord agrees that neither Tenant, nor any contractor or subcontractor of Tenant shall be charged for the use of elevators, hoists (if any), water, electricity, HVAC, security or any other utilities or services prior to the Commencement Date.

2.3 OPTION TO EXTEND. Tenant shall have two (2) options (each, an "EXTENSION OPTION") to extend the Term for a period (each, an "Option PERIOD") of five (5) years each, commencing upon the Lease Expiration Date upon the same terms and conditions previously applicable, except for the grant of any exercised Extension Option and Monthly Rent (which shall be determined as set forth below). An Extension Option may be validly exercised only by notice in writing received by Landlord not more than twelve (12) months and not less than six (6) months prior to the Lease Expiration Date (or expiration of the first (1st) Option Period, if applicable); provided, however, that the Extension Option may be validly exercised only if no uncured Tenant default exists as of the date of exercise. If Tenant does not exercise an Extension Option during the exercise period set forth above in strict accordance with the provisions hereof, each Extension Option shall forever terminate and be of no further force or effect. Each Extension Option is personal to the Tenant originally named herein (the "ORIGINAL TENANT"), may not be exercised by any person or entity other than the Original Tenant and shall become null and void if the Original Tenant assigns its interest in this Lease, unless such assignment is to an Affiliate or a Permitted Non-Affiliate Transferee (as those terms are defined in Section 14.5 below).

Monthly Rent during an Option Period shall be equal to Fair Market Rental as of the commencement of the Option Period. For purposes hereof, "FAIR MARKET RENTAL" shall mean the base rent payable during an Option Period to a willing landlord by a willing tenant having a similar financial responsibility, credit rating and capitalization as Tenant then has, taking into account all other relevant factors for like and comparable space, improved with tenant improvements of like and comparable quality to those then existing in the Premises (taking into account the age and the layout of the existing improvements) in the Sorrento Mesa area of San Diego and further taking into account items that professional real estate brokers customarily consider, including, but not limited to, rental rates (including any market increases over the applicable term of any such Option Period), space availability, tenant size, tenant improvement allowances, freeway visibility, free rent and any other lease concessions, if any, then being charged or granted by Landlord or the landlords of such similar buildings.

Landlord shall provide Tenant with written notice of Landlord's determination of the Fair Market Rental for the applicable Option Period ("LANDLORD'S DETERMINATION") not later than one (1) month after the date upon which Tenant delivers the required notice to Landlord exercising the applicable Extension Option. Tenant shall have one (1) month ("TENANT'S

REVIEW PERIOD") after receipt of Landlord's Determination within which to accept the Fair Market Rental set forth in Landlord's Determination or to object thereto in writing. Failure of Tenant to so object to Landlord's Determination within Tenant's Review Period shall conclusively be deemed Tenant's approval and acceptance thereof. In the event Tenant objects to Landlord's Determination within Tenant's Review Period, Landlord and Tenant shall have a period of ten
(10) business days (the "NEGOTIATING PERIOD") within which the parties shall attempt, in good faith, to agree upon such Fair Market Rental for the applicable Option Period using their best good faith efforts. If the parties agree on the Fair Market Rental for the Option Period within the Negotiating Period, they shall execute an amendment to this Lease setting forth such Fair Market Rental and such other terms and conditions as may be mutually agreed by the parties. If the parties are unable to agree on the Fair Market Rental for the applicable Option Period within the Negotiating Period then each party shall place in a separate sealed envelope their final proposal as to the Fair Market Rental for the Option Period and such determination shall be submitted to each other and to arbitration as set forth below. The cost of arbitration shall be paid by Landlord and Tenant equally.

Within ten (10) business days of the expiration of the Negotiating Period, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate appraiser who shall have been active over the ten (10) year period ending on the date of such appointment in the appraisal of commercial properties in San Diego County, California, and who shall not have been employed or engaged by either party during the five (5) year period preceding the date of such appointment. If Landlord and Tenant fail to agree and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the San Diego Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties. Neither Landlord nor Tenant shall consult with such arbitrator as to his or her opinion as to the Fair Market Rental for the applicable Option Period prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Market Rental for the Premises is closer to the actual prevailing market rent for the Premises as determined by the arbitrator, taking into account the requirements hereof. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator, with a copy to the other party, within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of the Fair Market Rental for the applicable Option Period ("MARKET RENT DATA") and the other party may submit a reply in writing within five (5) business days after receipt of such Market Rent Data.

The arbitrator shall, within ten (10) business days of his or her receipt of all Market Rent Data, and in no event later than forty-five (45) days after his or her appointment, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Fair Market Rental for the applicable Option Period (i.e., the arbitrator shall not be entitled to reach a compromise position), and shall notify Landlord and Tenant of such determination. The decision of the arbitrator shall be binding upon Landlord and Tenant.

If the Fair Market Rental for the Option Period shall not have been determined by the commencement of the applicable Option Period, Tenant shall continue to pay the Monthly Rent and additional rent payable as of the month immediately preceding such commencement until the Fair Market Rental is established so that the Monthly Rent established for the Option Period shall be retroactive to the commencement of the Option Period.

2.4 CONDITIONS PRECEDENT. Landlord will not be obligated to deliver possession of the Premises to Tenant (but Tenant will be liable for Rent if the Commencement Date has occurred and if Landlord can otherwise deliver the Premises, or the applicable portion thereof, to Tenant as required hereunder) until Landlord has received from Tenant certificates of insurance as required under Section 20 of this Lease.

2.5 DELAY IN POSSESSION. In the event that the Substantial Completion of the Improvements in the Premises has not occurred by the "OUTSIDE TERMINATION DATE," which shall be March 1, 2000, as such March 1, 2000 date may be extended by the number of days of Tenant Delays and by the number of days of Force Majeure Delays (but only up to a maximum of ninety (90) days for Force Majeure Delays), then the sole remedy of Tenant (except as provided in Section 7.2 of the Work Letter Agreement) shall be the right to deliver a notice to Landlord (the "OUTSIDE DATE TERMINATION NOTICE") electing to terminate this Lease effective upon receipt of the Outside Date Termination Notice by Landlord. Except as provided hereinbelow, the Outside Date Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Termination Date and not later than ten (10) business days after the Outside Termination Date. If prior to the Outside Termination Date Landlord determines that Substantial Completion of the Improvements in the Premises will not occur by the Outside Termination Date, Landlord shall have the right to deliver a written notice to Tenant stating Landlord's opinion as to the date by which Substantial Completion of the Improvements in the Premises shall occur and Tenant shall be required, within ten (10) business days after receipt of such notice, to either deliver the Outside Date Termination Notice (which will mean that this Lease shall thereupon terminate) or agree to extend the Outside Termination Date to that date which is set by Landlord. Failure of Tenant to so respond in writing within said five business day period shall be deemed to constitute Tenant's agreement to extend the Outside Termination Date to that date which is set by Landlord. If the Outside Termination Date is so extended, Landlord's right to request Tenant to elect to either terminate or further extend the Outside Termination Date shall remain and shall continue to remain, with each of the notice periods and response periods set forth above, until the Substantial Completion of the Improvements in the Premises or until this Lease is terminated. If this Lease is terminated, neither party shall have any further obligation to the other, except that Landlord shall, within thirty (30) days after such termination, pay to Tenant an amount equal to the product of Five Thousand Dollars ($5,000.00) multiplied by the number of days from the Outside Date (as extended pursuant to Section 7.2 of the Work Letter Agreement) until the date of termination.

2.6 PLANNED INDUSTRIAL DEVELOPMENT PERMIT. Landlord agrees to provide evidence of Landlord's receipt of all required approvals for landscaping and landscaping inspections pursuant to the Planned Industrial Development Permit for the Premises ("PID") to Tenant on or before the Commencement Date. In addition, Landlord acknowledges that to the extent the city of San Diego requires an updated traffic study and/or requires mitigation of any significant traffic impacts under the PID, Tenant shall not be required to pay for any portion of the cost of any such study or any such mitigation by way of contributions to Operating Expenses or otherwise.

3. RENT.

3.1 MONTHLY RENT. Tenant agrees to pay Landlord, as rent for the Premises, the Monthly Rent designated in Section 1.7 of the Summary. The Monthly Rent shall be paid by Tenant in advance on the first day of each and every calendar month commencing upon the Commencement Date, except that on the Commencement Date the Monthly Rent for any partial month at the beginning of the Term and the Monthly Rent for the first full month of the Term shall be payable by Tenant. Monthly Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month.

3.2 ADDITIONAL RENT. All amounts and charges payable by Tenant under this Lease in addition to the Monthly Rent described in Section 3.1 above (including Tenant's Monthly Operating Expense Charge pursuant to Section 4 below) shall be considered additional rent for the purposes of this Lease, and the word "RENT" in this Lease shall include such additional rent unless the context specifically or clearly implies that only the Monthly Rent is referenced. Rent shall be paid to Landlord as provided in Section 7, without any prior demand therefor and without any deduction or offset except as specified elsewhere in the Lease, in lawful money of the United States of America.

3.3 MANAGEMENT FEE. Tenant shall pay to Landlord as additional rent a monthly management fee equal to one percent (1%) of the Monthly Rent. Such fee shall be payable concurrently with Monthly Rent.

3.4 LATE PAYMENTS. Late payments of Rent will be subject to interest and a late charge as provided in Sections 22.6 and 22.7 below.

3.5 TENANT'S OBLIGATIONS. Except as otherwise provided herein, all Rent shall be absolutely net to Landlord so that this Lease shall yield net to Landlord, the Rent to be paid each month during the Term of this Lease. Accordingly, and except as otherwise provided herein, all costs, expenses and obligations of every kind or nature whatsoever relating to the Premises which may arise or become due during the Term of this Lease shall be paid by Tenant. Nothing herein contained shall be deemed to require Tenant to pay or discharge any liens or mortgages of any character whatsoever which may exist or hereafter be placed upon the Premises by Landlord.

4. COMMON AREA; OPERATING EXPENSES.

4.1 DEFINITION OF COMMON AREA. The term "COMMON AREA," as used in this Lease means all areas and the improvements thereon within the exterior boundaries of the Project now or later made available for the general use of Landlord, Tenant and other persons entitled to occupy floor area in the Project and their customers, including, without limitation, the parking facilities of the Project, trash areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, and similar areas and facilities situated within the Project which are not reserved for the exclusive use of any Project occupants.

4.2 MAINTENANCE AND USE OF COMMON AREA. The manner in which the Common Area shall be maintained shall be reasonably determined by Landlord; provided, however, Landlord shall at all times keep the Common Areas (other than Tenant's Site, which shall be maintained by Tenant pursuant to Section 11.1 below) in a clean and first-class condition comparable to landlords of other first-class commercial developments in the Sorrento Mesa area of San Diego. The use and occupancy by Tenant of the Premises shall include the right to use the Common Area (except areas used in the maintenance or operation of the Project), in common with Landlord and other tenants of the Project and their customers and invitees, subject to (i) any covenants, conditions and restrictions now or hereafter of record, and (ii) such reasonable, non-discriminatory rules and regulations concerning the Project as may be established by Landlord from time to time provided the same do not materially and adversely interfere with Tenant's use and occupancy of the Premises. Landlord's initial rules and regulations with respect to the use of the Common Areas (which shall be applied and enforced by Landlord in a reasonable and non-discriminatory manner) area attached to this Lease as Exhibit "F." Tenant agrees to promptly comply with all such rules and regulations upon receipt of written notice from Landlord. Except as specifically provided in Section 4.3 below, the Common Areas (specifically including Tenant's parking facilities therein) shall be accessible to Tenant twenty-four (24) hours per day, seven (7) days per week, every day of the year, including holidays.

4.3 CONTROL OF AND CHANGES TO COMMON AREA. Subject to the limitations set forth below, Landlord shall have the sole and exclusive control of the Common Area, as well as the right to make reasonable changes to the Common Area. Provided Landlord does not materially and adversely interfere with Tenant's use of and access to the Premises and Tenant's access or use of the parking facilities in the Common Areas, Landlord's rights shall include, but not be limited to, the right to (a) restrain the use of the Common Area by unauthorized persons; (b) cause Tenant to remove or restrain persons from any unauthorized use of the Common Area if they are using the Common Area by reason of Tenant's presence in the Project; (c) utilize from time to time any portion of the Common Area (other than Tenant's parking area) for promotional, entertainment, and related matters;
(d) temporarily close any portion (but not all) of the Common Area (for a period not to exceed five (5) days in any single instance except that such limitation shall not apply in the case of casualty) for repairs, improvements or alterations, to discourage non-customer use, to prevent public dedication or an easement by prescription from arising, or for any other reason deemed appropriate in Landlord's reasonable business judgment; and (e) reasonably change the shape and size of the Common Area, add, eliminate or change the location of improvements to the Common Area, including, without limitation, structures, lighting, parking areas, landscaped areas, roadways, walkways, drive aisles and curb cuts; provided, however, except as may be required by law, in no event may Landlord (i) change the primary access to the Project from the adjacent public streets, (ii) change the layout or configuration of the parking spaces as shown on Exhibit "A", (iii) reduce the number of parking spaces available to Tenant below the ratio of four (4) spaces per one thousand (1,000) rentable square feet of the Premises, or (iv) materially impair the visibility of Tenant's signage on the Buildings without the prior written consent of Tenant, which consent may be withheld by Tenant in it's sole and absolute discretion. Tenant acknowledges that all or any portion of Landlord's rights and obligations with respect to the Common Areas under this Lease may be transferred to an owners' association formed for the Project; such rights and obligations may include, without limitation, the obligation to maintain the Common Areas subject to the terms and conditions set forth in this Lease, and the right to collect Operating Expenses from tenants and owners within the Project.

4.4 OPERATING EXPENSES. Commencing on the Commencement Date and continuing throughout the Term, Tenant agrees to pay Landlord as additional rent in accordance with the terms of this Section 4, Tenant's Share of all costs and expenses for the operation, maintenance, repair, and replacement of the Common Area ("OPERATING EXPENSES") which shall include but not be limited to the following items: (i) except as specifically provided in Section 10.1 below, any form of Real Property Tax, assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond or similar imposition of any kind or nature imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof (provided, however, that Operating Expenses shall not include the cost of any bonds posted as security for any improvements nor shall Operating Expenses include any fees paid in connection with the initial development of the Project); (ii) any and all assessments under any covenants, conditions and restrictions affecting the Project; (iii) water, sewer and other utility charges; (iv) costs of insurance obtained by Landlord; (v) waste disposal services for the Common Areas only (it being acknowledged by Landlord that Tenant will contract directly for the removal of trash and rubbish from the Buildings); (vi) security, if Landlord elects to provide security services;
(vii) labor; (viii) management costs including, without limitation: (A) wages and salaries (and payroll taxes and similar charges) of property management employees, and (B) management office rental, supplies, equipment and related operating expenses and commercially reasonable management/administrative fees;
(ix) supplies, materials, equipment and tools including rental of personal property; (x) maintenance, sweeping, repairs, resurfacing, and upkeep of all parking and other Common Areas; (xii) amortization on a straight line basis over the useful life (together with interest at the lesser of Landlord's actual market cost of capital or the Interest Rate on the unamortized balance) of all capitalized expenditures which are: (A) reasonably intended to produce a reduction in operating charges or energy consumption; or (B) required under any governmental law or regulation that was not applicable to the Common Area at the time it was originally constructed; or (C) for replacement or restoration of any Common Area equipment and/or improvements needed to operate and/or maintain the Common Area at the same quality levels as prior to the replacement or restoration; (xiii) gardening and landscaping; (xiv) maintenance of signs (other than signs of tenants of the Project); (xv) personal property taxes levied on or attributable to personal property used in connection with the Common Areas;
(xvi) reasonable accounting, management, audit, verification, legal, owners' association and other consulting fees; and (xvii) any other actual and documented costs and expenses of repairs, maintenance, painting, lighting, cleaning, and similar items. Notwithstanding anything to the contrary contained herein, the following shall not be included in Common Area Operating Expenses:
(1) costs incurred due to Landlord's violation of any terms or conditions of this Lease or any other lease relating to the Project; (2) damage and repairs attributable to fire or other casualty insurable under a standard form of "all-risk" property insurance on the Premises or Project; (3) damage and repairs covered under any other insurance policy carried by Landlord in connection with the Project, to the extent that Tenant's insurance is not the primary coverage therefore; (4) uninsured damage and repairs caused solely by the negligence or willful misconduct of Landlord, its partners, employees, agents, contractors or invitees; (5) reserves for the repair, replacement or improvement of the Premises or Project; (6) all payments of principal, finance charges or interest (except as expressly provided in (xii) above) or debt or amortization on any mortgage, deed of trust or any other debt of Landlord and all rental and other costs due under any ground or underlying lease; (7) advertising, promotional, and marketing costs, including leasing commissions and attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases, and/or assignments, space planning costs, site use permits, and other costs and expenses incurred in connection with any lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants in the Project; (8) costs, including permit, license and inspection costs, incurred with respect to the installation of improvements for other tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project; (9) any costs, fines, or penalties incurred due to violations by Landlord or other tenants of the Project (other than Tenant) of any governmental rule or authority; (10) expenses incurred by Landlord in connection with services or other benefits which are not offered to Tenant or items and services for which Tenant or any other occupant of the Project reimburses Landlord (other than through its share of Operating Expenses), or which Landlord offers selectively to one or more tenants, other than Tenant, without reimbursement; (11) the cost of repairing any structural defects in the Premises or Project and repairing any material defects in the design, materials or workmanship of the Premises or Project; (12) wages, salaries, or other compensation paid to any executive employees of Landlord above the grade of project manager; (13) Landlord's general corporate overhead and administrative expenses; (14) the costs of repairs and/or replacements of the roof, foundation, and structural supports of the Premises;
(15) any management fee other than the Management Fee payable by Tenant pursuant to Section 3.3 above (provided, however, that this exclusion (15) shall apply only to the extent that an owner's association for the Project has not been formed to maintain the Common Areas); (16) all costs of the initial construction of the Project, including Common Areas, parking areas and landscaping and further including, without limitation, any development impact fees, school fees, utility hook-up or tap-in-fees and other similar fees and impositions which are required to be paid by Landlord as a condition to the issuance of a building permit and/or the subsequent issuance of a certificate of occupancy (or an equivalent certificate) for the Premises; (17) costs incurred for charitable contributions and works of art (other than repair and maintenance of works) within the Project; and (18) any costs and expenses incurred by Landlord in connection with the formation of an owner's association for the Project (including, without limitation, attorneys' fees and costs and accounting fees and costs). Landlord agrees to exercise reasonable care that there be no duplication of submittals of items of expense for which Tenant is obligated to pay Landlord directly under this Lease. Notwithstanding anything in this Section
4.4 to the contrary, Landlord shall not include within Operating Expenses any costs incurred by Landlord for other portions of the Project which are used by other tenants for a purpose similar to the purposes for which Tenant uses Tenant's Site, to the extent Tenant is responsible for such items within Tenant's Site; by way of example, because Tenant is responsible for repair and maintenance of the parking facilities located on Tenant's Site, Landlord shall not include within Operating Expenses costs incurred in connection with repair and maintenance of the parking facilities for another site within the Project. Despite anything in this Section 4.4 to the contrary, Landlord shall bill Tenant for Tenant's Share of Operating Expenses within two (2) years of the date Landlord shall have incurred such Operating Expenses (the "BILLING PERIOD"). In the event Landlord shall have incurred and been billed for such Operating Expenses prior to the expiration of a particular Billing Period, Tenant shall not be obligated to pay Tenant's Share of such Operating Expenses that could have been billed and were not billed to Tenant prior to the expiration of such Billing Period. Landlord shall use reasonable judgment to control Operating Expenses and shall use its commercially reasonable efforts to obtain competitive pricing on all material items of Operating Expenses consistent with the operation of the Project in a first-class manner, but in any event shall operate the Project in a first-class manner. Tenant acknowledges that if Landlord's rights and obligations with respect to the Common Areas under this Lease are transferred to an owner's association formed for the Project as described in Section 4.3 above, Tenant shall be required to pay directly to such association on or before the date due, any such assessments for such purposes and, in such case, this Section
4.4 and the remaining sections of this Article 4 shall not apply.

4.5 TENANT'S MONTHLY OPERATING EXPENSE CHARGE. From and after the Commencement Date, Tenant shall pay to Landlord, on the first day of each calendar month during the Term of this Lease, Tenant's Share of an amount estimated by Landlord to be the Monthly Operating Expenses for the Project for that month ("TENANT'S MONTHLY OPERATING EXPENSE CHARGE"). "TENANT'S SHARE" shall be the ratio that the saleable land area of Tenant's Site bears to the total saleable land area within the Project from time to time. Saleable land area shall mean the area of the final building pad(s) plus setback areas. Tenant's Share is initially anticipated to be thirty-three point six zero five percent (33.605%), which shall be subject to verification or adjustment upon Substantial Completion of the Improvements in accordance with Section 1.2 above.

4.6 ESTIMATE STATEMENT. Prior to the Commencement Date and by no later than July 1st of each subsequent calendar year during the Term of this Lease, Landlord shall deliver to Tenant a statement ("ESTIMATE STATEMENT") wherein Landlord will estimate both the Operating Expenses and Tenant's Monthly Operating Expense Charge for the then current calendar year. Tenant agrees to pay Landlord, as additional rent, Tenant's estimated Monthly Operating Expense Charge each month thereafter, beginning with the next installment of rent due, until such time as Landlord issues a revised Estimate Statement or the Estimate Statement for the succeeding calendar year. If at any time during the Term of this Lease, but not more often than two (2) times per year, Landlord reasonably determines that Tenant's Share of Operating Expenses for the current calendar year will be greater than the amount set forth in the then current Estimate Statement, Landlord may issue a revised Estimate Statement (which shall include a detailed statement of the reasons for any such increase) and Tenant agrees to pay Landlord, within thirty (30) days of receipt of the revised Estimate Statement, the difference between the amount owed by Tenant under such revised Estimate Statement and the amount owed by Tenant under the original Estimate Statement for the portion of the then current calendar year which has expired; provided, however, if the amount of such difference is in excess of Fifteen Thousand Dollars ($15,000.00), Tenant shall have the right to pay the same in equal installments over a six (6) month period rather than in a single lump sum. Thereafter Tenant agrees to pay Tenant's Monthly Operating Expense Charge based on such revised Estimate Statement until Tenant receives the next calendar year's Estimate Statement or a new revised Estimate Statement for the current calendar year.

4.7 ACTUAL STATEMENT. By July 1st of each calendar year during the Term of this Lease, Landlord shall deliver to Tenant a statement ("ACTUAL STATEMENT") which states in reasonable detail (i) the total Operating Expenses for the preceding year (by account) and all adjustments thereto; and (ii) Landlord's calculation of Tenant's Share of the actual Operating Expenses for the preceding calendar year. If the Actual Statement reveals that Tenant's Share of the actual Operating Expenses is more than the total Additional Rent paid by Tenant for Operating Expenses on account of the preceding calendar year, Tenant agrees to pay Landlord the difference in a lump sum within thirty (30) days of receipt of the Actual Statement; provided, however, if the amount of such difference is in excess of Fifteen Thousand Dollars ($15,000.00), Tenant shall have the right to pay the same in equal installments over a six (6) month period rather than in a single lump sum. If the Actual Statement reveals that Tenant's Share of the actual Operating Expenses is less than the Additional Rent paid by Tenant for Operating Expenses on account of the preceding calendar year, Landlord will credit any overpayment toward the next monthly installment(s) of Tenant's Share of the Operating Expenses due under this Lease or reimburse such amount to Tenant within thirty (30) days of the expiration or earlier termination of this Lease. Such obligation will be a continuing one which will survive the expiration or earlier termination of this Lease.

4.8 LANDLORD'S BOOKS AND RECORDS. Within one (1) year after Tenant's receipt of any Actual Statement (the "REVIEW PERIOD") Tenant shall have the right, only once in any calendar year, at its sole cost and expense, to audit or inspect and photocopy Landlord's detailed records with respect to Operating Expenses, as well as all other additional rent payable by Tenant pursuant to the Lease for the calendar year which is the subject of the Actual Statement and such records for the immediately preceding calendar year. Said audit may be completed by Tenant's personnel, an independent certified public accountant or an outside consultant. Landlord shall utilize, and cause to be utilized, accounting records and procedures for each calendar year conforming to applicable generally accepted accounting principles consistently applied with respect to all the Operating Expenses for such calendar year, to enable the audit or inspection by Tenant pursuant to this clause to be conducted. Pursuant to the foregoing, Landlord shall be obligated to keep such records for all calendar years included in the Term of this Lease until one (1) year following the expiration or earlier termination of this Lease. Tenant shall give Landlord not less than ten (10) business days prior written notice of its intention to conduct any such audit. Landlord shall reasonably cooperate with Tenant during the course of such audit, which shall be conducted during normal business hours in Landlord's Project management office in Southern California. Landlord agrees to make such personnel available to Tenant as is reasonably necessary for Tenant's employees and agents to conduct such audit. Landlord shall make such records available to Tenant's employees and agents for inspection during normal business hours. Tenant's employees and agents shall be entitled to make photostatic copies of such records, provided Tenant bears the expense of such copying, and further provided that Tenant keeps such copies in a confidential manner and does not discuss, display or distribute such copies to any other third party. Tenant's failure to commence an audit within the Review Period shall be deemed to constitute Tenant's approval of the Operating Expenses and other additional rent set forth in the Actual Statement. Despite anything in this Section 4.8 to the contrary, if Tenant conducts an audit of Operating Expenses which discloses an overstatement of Tenant's Share of any particular item(s) of

Operating Expenses which has also been a component of Operating Expenses in the immediately preceding year, then notwithstanding the limitations on the timing for Tenant's audit right as provided herein, Tenant shall be permitted to audit Landlord's books and records with respect to such item(s) for the immediately preceding calendar year (but not any year prior to such immediately preceding calendar year) and the results of any such further audit shall otherwise be subject to the terms and conditions set forth in this Section 4.8 and Section
4.9 below (except that Tenant may not then audit any additional prior years). The results of such audit, after corrections for any errors, as reasonably determined by both parties using applicable generally accepted accounting principles, shall be binding upon Landlord and Tenant and all aspects of the audit, including the results and any settlements, shall be kept strictly confidential between the parties. If such audit discloses that the amount paid by Tenant as Tenant's Share of Operating Expenses, or of other additional rent payable pursuant to this Lease, has been overstated, then the amount of such overpayment shall be credited against the next installment(s) of Operating Expenses then due (or shall be paid to Tenant if such audit was conducted at the expiration or earlier termination of the Term). In addition, if such audit discloses that the amount paid by Tenant as Tenant's Share of Operating Expenses, or of other additional rent payable pursuant to the Lease, has been overstated by more than four percent (4%) then, in addition to immediately repaying such overpayment with interest at the Interest Rate to Tenant, Landlord shall also pay the out-of-pocket costs incurred by Tenant in connection with such audit (which cost shall not exceed the amount overcharged whether repaid or credited to Tenant). In the event of a dispute between Landlord and Tenant regarding the results of any audit conducted by or at the direction of Tenant, either party may submit the matter to arbitration as provided in Section 31.20 below.

4.9 MISCELLANEOUS. Except as specifically provided herein, any delay or failure by Landlord in delivering any Estimate Statement or Actual Statement pursuant to this Section 4 will not constitute a waiver of its right to require an increase in additional rent for Operating Expenses nor will it relieve Tenant of its obligations pursuant to this Section 4, except that Tenant will not be obligated to make any payments based on such Estimate Statement or Actual Statement until thirty (30) days after receipt of such Estimate Statement or Actual Statement. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of the actual Operating Expenses for the year in which this Lease terminates, Tenant agrees to promptly pay any increase due over the estimated expenses paid through the expiration date of the Term and, conversely, any overpayment made in the event said expenses decrease shall promptly be rebated by Landlord to Tenant. Such obligation will be a continuing one which will survive the expiration or termination of this Lease. Each time Landlord provides Tenant with an Actual Statement and/or Estimated Statement of Operating Expenses, such statement shall be reasonably itemized, showing the applicable expense for the applicable year and the year prior to the applicable year.

5. COMMUNICATION EQUIPMENT. Satellite "dishes" or other similar devices. such as antennae together with all cable, wiring, conduits (other than those conduits that are part of the Base Improvements to be constructed by Landlord pursuant to the Work Letter attached hereto in Exhibit "B") and related equipment, for the purpose of receiving and sending radio, television, computer, telephone or other communication signals, shall be referred to herein collectively as "COMMUNICATION EQUIPMENT". Subject to the terms and conditions contained in this
Section 5, Tenant and Tenant's contractors (which shall first be reasonably approved by Landlord) shall have the right, at Tenant's sole cost and expense (and without any additional charges from Landlord), to install, repair, replace, remove, operate and maintain Communication Equipment on or around the Premises, the parking facilities designated for the Premises, the landscaped areas of the Premises, and the roof of the Premises, in each case at locations reasonably approved by Landlord. With respect to any installation(s) of Communication Equipment on the roof of the Premises, Tenant shall retain Landlord's designated roofing contractor or a roofing contractor reasonably approved by Landlord to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord's roof warranty. Tenant's installation and operation of the Communication Equipment shall be governed by the following terms and conditions:

(a) Tenant's right to install, replace, repair, remove, operate and maintain the Communication Equipment shall be subject to all governmental laws, rules and regulations, and any applicable covenants, conditions and restrictions, and Landlord makes no representation that such laws, rules and regulations permit such installation and operation.

(b) All plans and specifications for the Communication Equipment shall be subject to Landlord's reasonable approval. If Landlord fails to respond to any written request for such approval from Tenant within ten (10) days after Landlord's receipt of such request, Tenant may deliver written notice to Landlord that Landlord has so failed to respond to such request for approval and if Landlord still fails to respond within ten (10) days after Landlord's receipt of such notice, Tenant's request shall be deemed approved. In no event shall Tenant's request be deemed approved without Landlord's actual approval if Tenant has failed to so notify Landlord in writing that Landlord has failed to respond to Tenant's initial request for approval.

(c) All costs of installation, operation and maintenance of the Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Premises' or Project's electrical system) shall De borne by Tenant.

(d) Tenant shall use the Communication Equipment so as not to cause any interference to other tenants in the Project or with any other tenant's Communication Equipment, and not to damage the Project or Premises or interfere with the normal operation of the Project.

(e) Landlord shall not have any obligations with respect to the Communication Equipment. Landlord makes no representation that the Communication Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others in the Project) and Tenant agrees that Landlord shall not be liable to Tenant therefor; provided, however, Landlord will not permit any other tenant of the Project to install any Communications Equipment which, at the time of such installation, Landlord reasonably believes will interfere with the use and operation of the Communication Equipment installed by Tenant.

(f) Tenant shall (i) be solely responsible for any damage caused as a result of the Communication Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Communication Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Communication Equipment.

(g) The Communication Equipment shall remain the sole property of Tenant. Tenant shall remove the Communication Equipment and related equipment at Tenant's sole cost and expense upon the expiration or earlier termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Premises and Project upon such removal to the extent required by such work of removal. If Tenant fails to remove the Communication Equipment and repair the Premises or portions thereof in which the Communication Equipment is located within thirty (30) days after the expiration or earlier termination of this Lease, Landlord may, following an additional five (5) days written notice to Tenant, do so at Tenant's expense. The provisions of this Section 5(g) shall survive the expiration or earlier termination of this Lease.

(h) The Communication Equipment shall be deemed to constitute a portion of the Premises for purposes of Articles 17 and 20 of this Lease.

6. USE.

6.1 GENERAL. Tenant shall use the Premises solely for the Permitted Use specified in Section 1.9 of the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever. Tenant shall, at its sole cost and expense, observe and comply with all requirements of any board of fire underwriters or similar body relating to the Premises, and all laws, statutes, codes, reasonable and non-discriminatory rules and regulations now or hereafter in force relating to or affecting the use, occupancy, alteration or improvement (whether structural or non-structural, including unforeseen and/or extraordinary alterations or improvements, and regardless of the period of time remaining in the Term) of the Premises, including, without limitation, the provisions of the Americans with Disabilities Act and the California Disability Access Laws and their respective implementing regulations (collectively, the "ADA") as it pertains to Tenant's specific use, occupancy, improvement and alteration (whether structural or non-structural, including unforeseen and/or extraordinary alterations or improvements, and regardless of the period of time remaining in the Term) of the Premises. Tenant shall not use or allow the Premises to be used (a) in violation of any recorded covenants, conditions and restrictions affecting the Premises or of any law or governmental rule or regulation, or of any certificate of occupancy issued for the Premises, or (b) for any improper or unlawful purpose. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, nor commit or suffer to be committed any waste in, on or about the Premises.

6.2 SIGNS. Subject to this Section 6.2 and provided that the Original Tenant, an Affiliate or a Permitted Non-Affiliate Assignee (as those terms are defined in Article 14 below) leases at least fifty percent (50%) of the rentable square feet of any Building, the Original Tenant (or such Affiliate or such Permitted Non-Affiliate Assignee) shall have the exclusive right to install, at its sole cost and expense, signage on the exterior of such Building and at locations on the property upon which such Building is located ("SIGNAGE"). The graphics, materials, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the "SIGNAGE SPECIFICATIONS") and any subsequent changes thereto, shall be subject to the prior written approval of Landlord, which approval should not be unreasonably withheld, conditioned or delayed. If Landlord fails to respond to any written request for such approval from Tenant within thirty (30) days after Landlord's receipt of such request, Tenant's request shall be deemed approved. In addition, the Signage and all Signage Specifications therefor shall be subject to Tenant's receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Premises and the Project. Tenant hereby acknowledges that, notwithstanding Landlord's approval of the Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits. In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant's and Landlord's rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. The rights to the Signage shall be personal to Original Tenant and may not be transferred except (i) in connection with Tenant's assignment of its entire interest in this Lease, if any, to an Affiliate or a Permitted Non-Affiliate Assignee (as those terms are defined in Section 14.5 below), and (ii) subject to the requirements for the Original Tenant an Affiliate or a Permitted Non-Affiliate Assignee specified in the first sentence of this Section 6.2 above, a subtenant of greater than 5,000 rentable square feet which has been approved by Landlord pursuant to Article 14 below shall be entitled to erect Signage in accordance with this Section 6.2, provided that the name of such subtenant is not an "Objectionable Name," as that term is defined below. The Term "OBJECTIONABLE NAME" shall mean any name that relates to an entity that is of a character or reputation, or is associated with a political orientation or faction that is materially inconsistent with the quality of the Project, or which would otherwise reasonably offend landlords of projects comparable to the project, taking into consideration the visibility of the Signage. Should the Signage require maintenance or repairs as determined in Landlord's reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant's sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right, following an additional five (5) days written notice to Tenant, to cause such work to be performed and to charge Tenant, as additional rent, for the cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, cause the Signage to be removed from the exterior of the Premises and/or locations on the property on which the Premises is located and shall cause such Signage locations to be restored to the condition existing prior to the placement of such Signage. If Tenant fails to remove such Signage and to restore such Signage locations as provided in the immediately preceding sentence within thirty (30) days following the expiration or early termination of this Lease, then Landlord, following an additional five (5) days written notice to Tenant, may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by

Tenant to Landlord within ten (10) days after Tenant's receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease. Except as provided in this Section 6.2 above, Tenant may not install any signs on the exterior or roof of the Building or anywhere else in the Project.

6.3 HAZARDOUS MATERIALS.

6.3.1 TENANT'S ENVIRONMENTAL REPRESENTATIONS AND INDEMNIFICATION. Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common cleaning and janitorial materials and, to the extent approved in writing by Landlord (which shall not be unreasonably withheld), materials reasonably necessary for the conduct of Tenant's business that are used and stored in compliance with all applicable laws (some or all of which may constitute "Hazardous Materials" as defined in this Lease), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, "TENANT'S PARTIES"), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Concurrently with the execution of this Lease, Tenant agrees to complete and deliver to Landlord an Environmental Questionnaire in the form of Exhibit "D" attached hereto. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises by Tenant or any of Tenant's Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord's partners, officers, directors, employees, agents, successors and assigns (collectively, "LANDLORD INDEMNIFIED PARTIES") from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises and which are caused or permitted by Tenant or any of Tenant's Parties or any other persons or entities. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials of which Tenant obtains actual knowledge during the Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant's Parties or any other persons or entities, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems reasonably necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord's mortgagee(s). At all times during the Term of this Lease, Landlord will have the right, but not the obligation, following reasonable advance written notice to Tenant (except in the case of an emergency when no notice shall be required) to enter upon the Premises to inspect, investigate, sample and/or monitor the Premises to determine if Tenant is in compliance with the terms of this Lease regarding Hazardous Materials. Tenant will, upon the request of Landlord, cause to be performed an environmental audit of the Premises at Tenant's expense by an environmental consulting firm reasonably acceptable to Landlord. As used in this Lease, the term "HAZARDOUS MATERIALS" shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated or regulated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the State, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs"), and freon and other chlorofluorocarbons. The provisions of this Section 6.3.1 will survive the expiration or earlier termination of this Lease.

6.3.2 LANDLORD'S ENVIRONMENTAL REPRESENTATIONS AND INDEMNIFICATION. Landlord represents and warrants to Tenant that as of the date of this Lease and to Landlord's actual knowledge and except as disclosed in that certain Phase 1 dated June, 1996, prepared by Robert Prater Associates (i) there are no Hazardous Materials in, on, under, below or otherwise located on or about the Premises in violation of applicable law, and (ii) there has been no release or migration of any Hazardous Materials in violation of applicable law onto, beneath, upon or about the Premises. Landlord shall indemnify, protect, defend and hold Tenant, its successors, assigns, subtenants, agents, employees, officers and directors harmless from any and all losses, damages, liabilities, judgments, costs, claims, expenses, penalties, including, but not limited to, attorneys' fees, court costs and consultant fees (a) arising out of or involving any Hazardous Materials introduced to the Premises by Landlord to the extent that the same were Hazardous Materials at the time of such introduction to the Premises; or (b) due to Landlord's breach of its foregoing representation. The provisions of this Section 6.3.2 will survive the expiration or earlier termination of this Lease. Landlord's actual knowledge means the actual knowledge of the following individuals, without inquiry: Steven L. Black, Steven
R. Scott, James Edwards and Stephen R. Stock, who Landlord represents are the representatives of Landlord who are most knowledgeable with respect to the existing physical condition of the Project. In addition, Landlord shall be responsible for, at Landlord's sole cost and expense, the repair, cleanup, detoxification, encapsulation, removal and/or remediation of Hazardous Materials, to the extent such action is necessitated, directly or indirectly, by the presence or use, generation, storage, release, or disposal of Hazardous Materials by any person at the Project (or the real property on which the Project is located) prior to the Early Occupancy Date, including any prior owner of such real property and to the extent such removal or remediation is required by applicable law, provided that the presence, generation, storage, release, or disposal of such Hazardous Material is not the result of acts or omissions of Tenant, its agents, contractors or employees (which acts or omissions shall be governed by Section 6.3.1 above).

6.4 REFUSE AND SEWAGE. Tenant agrees not to keep any trash, garbage, waste or other refuse on the Premises except in proper containers and agrees to contract directly for the regular removal of the same from the Premises. Tenant shall keep all containers or other equipment used for storage of such materials in a clean and sanitary condition. Tenant shall, at Tenant's sole cost and expense, properly dispose of all sanitary sewage and shall not use the sewage disposal system for the disposal of anything except sanitary sewage. Tenant shall keep that portion of the sewage disposal system within Tenant's Site free of all obstructions and in good operating condition. Tenant shall contract directly for all trash disposal services at Tenant's sole cost and expense.

6.5 ACCESS/SECURITY SYSTEM. Landlord acknowledges that, subject to Sections 18 and 19 below, the Premises shall be accessible to Tenant twenty-four (24) hours per day, seven (7) days per week, every day of the year, including holidays. Landlord acknowledges that as a part of the Tenant Improvements, Tenant intends to install an automated security system in, on, or about the Premises, including, without limitation, a cardreader access system for access through all exterior doors of the Buildings which shall be programmable and controlled by a computer system located within the Buildings and capable of remote access by employees of Tenant. Landlord shall have the right to review and to approve or disapprove the plans in Landlord's reasonable discretion as provided in the Work Letter Agreement attached to this Lease as Exhibit "B". Landlord agrees that Tenant shall have the right, upon the expiration or earlier termination of this Lease, to remove the security system; provided, however, Tenant shall, at its sole cost and expense, repair any damage caused by such removal.

7. PAYMENTS AND NOTICES. All Rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the address designated in Section 1.1 of the Summary, or to such other persons and/or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at the address(es) designated in Section 1.2 of the Summary, or to Landlord at the address(es) designated in Section 1.1 of the Summary. Either party may, by written notice to the other, specify a different address for notice purposes.

8. BROKERS. The parties recognize that the brokers who negotiated this Lease are stated in Section 1.10 of the Summary and that Landlord shall be solely responsible for the payment of the brokerage commission to the brokers and that Tenant shall have no obligation or responsibility therefor. Such commissions are to be paid (a) to CB Richard Ellis, Inc. at the rate of $7.71 per rentable square foot for Buildings 1 and 2 and (b) to Colliers Iliff Thom at the rate of $3.00 per rentable square foot for Buildings 1 and 2, and in the event Tenant exercises its Option to Expand pursuant to Section 33 below, Landlord shall pay to CB Richard Ellis, Inc. and Colliers Iliff Thom commissions at the respective rates of $7.71 and $3.00 per rentable square foot of Building 3 (such commission amounts for Building 3 to be prorated by Landlord on a straight line basis based upon the time remaining in the initial Lease Term as of the effective date of Tenant's lease of such expansion space). Landlord further agrees that fifty percent (50%) of the brokerage commission to be paid to CB Richard Ellis, Inc. for Buildings 1 and 2 only shall be due and payable at such time as this Lease has been signed by Landlord and Tenant and a deed of trust evidencing a loan for the construction of the Premises has been recorded against the Premises; provided, however, if the deed of trust evidencing the loan for the construction of the Premises has not been recorded within sixty (60) days from the date of last execution of this Lease by Landlord and Tenant, the first fifty percent (50%) of such brokerage commission for Buildings 1 and 2 shall become immediately due and payable. The remaining fifty percent (50%) of the brokerage commission for Building 1 and 2 shall be paid to CB Richard Ellis, Inc. on the Commencement Date. In the event that Landlord fails to make any payment to CB Richard Ellis, Inc. on or before the date due as specified in this Section 8 above, Tenant may send a factually correct written notice to Landlord and CB Richard Ellis, Inc. of such failure and if Landlord still fails to pay said amounts to CB Richard Ellis, Inc. as described in Tenant's written notice within thirty (30) days after Landlord's receipt of said written notice, Tenant shall have the option (but shall not be required) to pay said amounts directly to CB Richard Ellis, Inc. and to offset the amounts so paid by Tenant to CB Richard Ellis, Inc. together with interest at the Interest Rate from the date of payment until the date of offset, from Tenant's next Monthly Rent obligations which may become due under this Lease. Any amounts so paid by Tenant to CB Richard Ellis, Inc. and offset from Tenant's Monthly Rent obligations under this Lease shall no longer be owed from Landlord to CB Richard Ellis, Inc. Each party represents and warrants to the other, that, to its knowledge, no other broker, agent or finder
(a) negotiated or was instrumental in negotiating or consummating this Lease on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this Lease. Any broker, agent or finder of Tenant whom Tenant has failed to disclose herein shall be paid by Tenant. Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein. Landlord shall indemnify, protect, defend (by counsel reasonably approved in writing by Tenant) and hold Tenant harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from any breach by Landlord of the foregoing representation, including, without limitation, any claims that may be asserted against Tenant by any broker, agent or finder undisclosed by Landlord herein. The foregoing indemnities shall survive the expiration or earlier termination of this Lease.

9. SURRENDER: HOLDING OVER.

9.1 SURRENDER OF PREMISES. Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises to Landlord, and Tenant shall deliver exclusive possession of the Premises to Landlord broom clean and in first-class condition and repair, reasonable wear and tear excepted (and casualty damage excepted if this Lease is terminated as a result thereof pursuant to Section 18), with all of Tenant's personal property (and those items, if any, of Tenant Improvements and Tenant Changes identified by Landlord pursuant to Section 12.2 below) removed therefrom and all damage caused by such removal repaired, as required pursuant to Sections 12.2 and 12.3 below. If, for any reason, Tenant fails to surrender the Premises on the expiration or earlier termination of this Lease, with such removal and repair obligations completed, then, in addition to the provisions of Section 9.3 below and Landlord's rights and remedies under Section 12.4 and the other provisions of this Lease, Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and, against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs but excluding, in any event, consequential damages) resulting from such failure to surrender.

9.2 HOLDING OVER. If Tenant, without Landlord's consent, holds over after the expiration or earlier termination of the Lease Term, then, without waiver of any right on the part of Landlord as a result of Tenant's failure to timely surrender possession of the Premises to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant's obligation to pay all costs, expenses and any other additional rent under this Lease), but at a Monthly Rent equal to a percentage of the Monthly Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination, which percentage shall be
(i) one hundred twenty-five percent (125%) for the first three (3) months of such holding over and (ii) one hundred fifty percent (150%) thereafter. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a consent to a hold over hereunder or result in an extension of this Lease.

9.3 PRE-APPROVED HOLDING OVER. Notwithstanding the foregoing, by written notice to Landlord given at least six (6) months prior to the expiration of the original Term or any Option Period, Tenant shall have a one-time right to elect to hold over in the entire Premises (which hold over will be deemed to be with Landlord's consent for one (1), two (2), or three (3) full months as specified in Tenant's notice). Any such hold over shall be upon all of the terms and conditions of this Lease, as applicable, except that Monthly Rent shall be one hundred twenty-five percent (125%) of the Monthly Rent applicable immediately prior to such hold over. The original Term (or any applicable Option Period) will be extended for the period specified in such written notice by Tenant to Landlord and a vacation of the Premises by Tenant prior to such date will not relieve Tenant of its obligation to pay Monthly Rent and additional rent accruing under this Lease through such expiration, as extended pursuant to Tenant's notice.

9.4 NO EFFECT ON LANDLORD'S RIGHTS. The foregoing provisions of this Section 9 are in addition to, and do not affect, Landlord's right of re-entry or any other rights of Landlord hereunder or otherwise provided at law or in equity.

10. TAXES.

10.1 Real Property Taxes. Except as specifically provided in this Section 10.1 below, Tenant agrees to pay all general and special real property taxes, assessments (including, without limitation, change in ownership taxes or assessments), liens, bond obligations, license fees or taxes and any similar impositions in-lieu of other impositions now or previously within the definition of real property taxes or assessments and any and all assessments under any covenants, conditions and restrictions affecting the Premises (collectively "REAL PROPERTY TAXES") which may be now or hereafter levied or assessed against the Premises applicable to the period from the Commencement Date, until the expiration or sooner termination of this Lease. Notwithstanding the foregoing provisions, if the Real Property Taxes are not levied and assessed against the Premises as separate tax parcels, then Tenant shall pay Tenant's pro rata share of all Real Property Taxes which may be levied or assessed by any lawful authority against the land and improvements of the separate tax parcel on which the Premises are located. Tenant's pro rata share under such circumstances shall be apportioned according to the value of the Premises as it relates to the total value of all of the buildings (including the Premises) situated in the separate tax parcel in which the Premises is located.

All Real Property Taxes for the tax year in which the Commencement Date occurs and for the tax year in which this Lease terminates shall be apportioned and adjusted so that Tenant shall not be responsible for any Real Property Taxes for a period of time occurring prior to the Commencement Date or subsequent to the expiration of the Lease term.

Tenant agrees to pay to the taxing authority entitled thereto the total Real Property Taxes due. On or before the Commencement Date, Landlord shall make arrangements with the applicable taxing authorities for the delivery of the statements for such Real Property Taxes directly to Tenant. Any of said payments to be made directly to the taxing authority shall be made prior to the delinquency date established by the taxing authority, and Tenant shall, within ten (10) business days after Tenant's receipt of written request from Landlord, deliver evidence of such payment to Landlord. Failure of Tenant to pay said Real Property Taxes as and when herein specified shall, in addition to all other rights and remedies of Landlord hereunder, subject Tenant to any fine, penalty, interest, or cost which Landlord may incur as a result thereof. Tenant shall, within thirty (30) days after demand, reimburse Landlord for any such fine, penalty, interest, or cost, together with interest thereon at the Interest Rate. Landlord and Tenant hereby agree and acknowledge that Tenant shall be entitled to contest and/or appeal the Real Property Taxes assessed by any applicable taxing authority directly to such authority, provided that Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, liabilities and damages incurred by Landlord in connection therewith.

If at any time during the Term under the laws of the United States, or the state, county, municipality, or any political subdivision thereof in which the Premises is located, a tax or excise on rent or any other tax however described is levied or assessed by any such political body against Landlord on account of rent payable to Landlord hereunder or any tax based on or measured by expenditures made by Tenant on behalf of Landlord, such tax or excise shall be considered "Real Property Taxes" for purposes of this Section 10.1, and shall be payable in full by Tenant. Such taxes or excises shall be payable within thirty
(30) days after Tenant's receipt of the tax bill therefor from Landlord. Despite the foregoing, under no circumstances shall Real Property Taxes include Landlord's federal, state or local income, franchise, inheritance or estate taxes.

Notwithstanding anything to the contrary contained herein, to the extent that any of the following items are not of record, as of the date of this Lease. Real Property Taxes and assessments shall not include: (i) any assessment districts or landscape districts, or assessments associated with any other site improvements; (ii) Mello-Roos type infrastructure financing assessments of any type; (iii) costs or fees payable to public authorities in connection with any future construction, renovation and/or improvements to the Project; (iv) reserves for future Real Property Taxes; and (v) any documentary transfer taxes arising from a voluntary transfer of the Premises or any portion of the Project by Landlord. If a reduction in Real Property Taxes is obtained for any year of the Term during which Tenant paid such Real Property Taxes, then Tenant, at Tenant's option, shall be entitled to such reduction by way of direct reimbursement. If, by applicable law, any taxes or assessments may be paid in installments at the option of the taxpayer, then Tenant may pay such taxes and assessments in installments.

10.2 PERSONAL PROPERTY TAXES. Except as provided in Section 10.1 above, Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Tenant Improvements or alterations in the Premises (whether installed and/or paid for by Landlord or Tenant). If any such taxes or assessments are levied against Landlord or Landlord's property, Landlord may, after a minimum of ten (10) business days prior written notice to Tenant (and under proper protest if requested by Tenant) pay such taxes and assessments, and Tenant shall reimburse Landlord therefor within thirty (30) days after demand by Landlord; provided, however, Tenant, at its sole cost and expense, shall have the right, with Landlord's cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes and assessments so paid under protest.

11. REPAIRS.

11.1 TENANT'S REPAIR OBLIGATIONS. Except for (i) Landlord's obligations to maintain those Common Areas (other than Tenant's Site) as provided in Section 4.2; and (ii) Landlord's obligations under Section 11.2 and the Work Letter Agreement attached to this Lease as Exhibit "B", Tenant shall at all times and at Tenant's sole cost and expense, keep, maintain, clean, repair, renovate, retrofit, replace and preserve the Premises, Tenant's Site and all parts thereof, including, without limitation, (a) utility meters, plumbing, pipes and conduits, all heating, ventilating and air conditioning systems located within the Premises, all fixtures, furniture and equipment, Tenant's Signage (as provided further in Section 6.2 above), locks, closing devices, security devices, windows, window sashes, casements and frames, floors and floor coverings, shelving, restrooms, ceilings, interior walls, roof membranes, skylights, interior partition walls and demising walls, doors, electrical and lighting equipment, sprinkler systems, loading dock areas and doors, and all Base Improvements (other than those identified to be Landlord's responsibility under Section 11.2), Tenant Improvements, Tenant Changes and other alterations, additions and other property and/or fixtures located within the Premises and (b) to the extent such items are included in Tenant's Site, parking facilities (including slurry coating at such intervals during the initial Term and any Option Periods(s) as reasonably determined by Tenant), driveways (including regularly scheduled sweeping), walkways, rail spur areas (if any), fences, lawns and landscaped areas, in a condition consistent with comparable first-class buildings in the Sorrento Mesa area, reasonable wear and tear excepted. Tenant's repair and maintenance obligations shall include, but not be limited to, responsibility for painting the exterior of the Premises whenever necessary to maintain the first-class appearance of the Premises. Except as provided in
Section 11.2, Tenant shall at all times during the Term make all changes, repairs and improvements to the Premises of every kind and nature, whether ordinary or extraordinary, foreseen or unforeseen, which may be required by any Laws or for the safety of the Premises. Tenant agrees to procure and maintain contracts for janitorial services and maintenance contracts for all heating, ventilating and air conditioning systems. Such services, maintenance and repairs shall be performed with due diligence, lien-free and in a good and workmanlike manner, by reputable licensed contractor(s) which are selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold or delay.

11.2 LANDLORD'S REPAIR RIGHTS AND OBLIGATIONS. Except as provided in this
Section 11.2, Section 11.3 below and in the Work Letter Agreement attached to this Lease as Exhibit "B", Landlord has no obligation whatsoever to alter, remodel, improve, repair, renovate, retrofit, replace, redecorate or paint all or any part of the Premises. Except as specifically provided in Section 11.4 below, Tenant waives the right to make repairs at Landlord's expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1942 and any successive sections or statutes of a similar nature). If Tenant fails to perform Tenant's obligations under Section
11.1 hereof, or under any other provision of this Lease, then Landlord shall have the option (but not the obligation) to enter upon the Premises after ten
(10) days' prior written notice to Tenant, or in the case of an emergency immediately without prior notice, to perform such obligations on Tenant's behalf necessary to return the Premises to good order, condition and repair, whereupon the actual and documented costs incurred by Landlord shall become due and payable to Landlord, upon demand, together with a fee of five percent (5%) of the costs of such work for Landlord's managing agent. Promptly following written notice thereof from Tenant, Landlord shall perform, at its cost and expense, all improvements to the Buildings to the extent and only to the extent such improvements are necessary due to the failure of the Buildings, at Substantial Completion, to comply with the requirements of all building codes and laws (including the ADA) applicable as of Substantial Completion and in no way arising from or in connection with any act, omission or construction carried out by or for Tenant at the Premises. No later than forty-five (45) days following the Commencement Date, Landlord shall provide Tenant with a complete list of all major contractors and subcontractors and a complete list of the manufacturers and suppliers of all major components of the Buildings and the major building systems (such as the roof, elevators, HVAC and electrical systems) and Landlord shall assign to Tenant all warranties received from, and all rights of enforcement of such warranties against, all contractors and subcontractors, manufacturers and suppliers involved in the construction of the Premises, except for those warranties and rights pertaining to those components of the Premises for which Landlord is responsible pursuant to this Section 11.2. Despite any such assignment, in the event any contractor, subcontractor, manufacturer or supplier fails or refuses to honor any such warranty or fails to recognize Tenant's rights to enforce any such warranty, Landlord agrees to reasonably cooperate with Tenant, at no cost to Landlord, to enforce such warranty.

11.3 CONDITION OF PREMISES. Landlord shall cause the Premises and all Common Areas of the Project to be constructed in a first-class, lien-free manner in accordance with all applicable building codes in effect as of the Commencement Date and then being enforced against Landlord including, without limitation, any requirements of the ADA (as defined in Section 6.1 above). If Tenant notifies Landlord within one (1) year after the Commencement Date that the Premises or any Common Areas are in violation of any such law which was in effect and enforced against Landlord as of the Commencement Date, or that the Premises or the Common Areas or any portion thereof is defective, Landlord, at Landlord's sole cost and expense, shall promptly make those modifications necessary to bring such item into compliance with such law(s) or to cure such defect, as applicable. In addition, throughout the Term of this Lease and any Option Period(s) (if applicable), Landlord shall be responsible for the repair of any defects in design or construction of the foundation, slab structure, exterior wall structure and roof structure (excluding the roof membrane) of the Buildings. Tenant acknowledges and agrees that, except to the extent specifically set forth in this Lease, Landlord has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guarantees of any kind or character whatsoever concerning or with respect to (a) the value, nature, quality or condition of the Premises; (b) the suitability of the Premises for any and all activities and uses which Tenant may conduct thereon; (c) the compliance of the Premises with any future laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, environmental laws (collectively, "LAWS"); (d) the manner or quality of the construction or materials incorporated into the Premises; (e) the manner, quality, state of repair or lack of repair of the Premises; or (f) any other matter with respect to the Premises.

11.4 TENANT'S RIGHT TO MAKE REPAIRS. If Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to the Landlord's repair rights and obligations as described in Section
11.2 or 11.3 above, and Landlord fails to provide or commence (i.e. begin making arrangements for such work (or fails thereafter to proceed to complete such work with diligent efforts as required by the terms of this Lease) within ten (10) days after receipt of such written notice (or such shorter period of time as may be applicable in the event of an emergency), Tenant may proceed to take the required action upon delivery of an additional five (5) business days notice to Landlord (or within the applicable and appropriate time period based on an emergency) specifying that Tenant is taking such required action, and if such action was required under the terms of this Lease to be taken by Landlord, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's costs and expenses in taking such action plus interest at the Interest Rate during the period from the date Tenant incurs such costs and expenses until such time as payment is made by Landlord. Tenant may utilize the services of any qualified contractor which normally and regularly performs similar work in other comparable buildings and building projects located in the Sorrento Mesa area of San Diego, of similar age and quality of construction (hereinafter, "COMPARABLE BUILDINGS"). Further, if Landlord does not deliver a detailed written objection to Tenant, within thirty (30) days after receipt of an invoice by Tenant of its costs of taking action which Tenant claims should have been taken by Landlord, and if such invoice from Tenant sets forth a reasonably particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord, then Tenant shall be entitled to deduct from the Monthly Rent payable by Tenant under this Lease, the amount set forth in such invoice together with interest at the Interest Rate. If, however, Landlord in good faith delivers to Tenant, within thirty (30) days after receipt of Tenant's invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord's reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not be entitled to such deduction from Monthly Rent, but Tenant may commence arbitration proceedings against Landlord (in the manner set forth in Section 31.20 below) to collect the amount set forth in the subject invoice.

12. ALTERATIONS.

12.1 TENANT CHANGES; CONDITIONS.

12.1.1 Tenant shall not make any alterations, additions, improvements or decorations to the Premises (collectively, "TENANT CHANGES," and individually, a "TENANT CHANGE") unless Tenant first obtains Landlord's prior written approval thereof, which approval Landlord shall not unreasonably withhold, condition or delay. Notwithstanding the foregoing, Landlord's prior approval shall not be required for any Tenant Change which satisfies all of the following conditions (hereinafter a "PRE-APPROVED CHANGE"): (i) the costs of such Tenant Change does not exceed One Hundred Thousand Dollars ($100,000) individually; (ii) Tenant delivers to Landlord final plans, specifications and working drawings (if necessary) or such Tenant Change at least ten (10) days prior to commencement of the work thereof; (iii) Tenant and such Tenant Change otherwise satisfy all other conditions set forth in this Section 12.1; and (iv) the Tenant Change does not affect the structural, mechanical, life-safety or exterior elements of the Premises and such Tenant Change is not visible from the exterior of the Premises. The construction of the Buildings and the initial Tenant Improvements therein shall be governed by the Work Letter Agreement and not this Article 12; this Article 12 shall only apply to Tenant Changes subsequent to initial construction.

12.1.2 All Tenant Changes shall be performed: (i) in accordance with the approved plans, specifications and working drawings; (ii) lien-free and in a good and workmanlike manner; (iii) in compliance with all laws, rules and regulations of all governmental agencies and authorities including, without limitation, applicable building permit requirements and/or the provisions of Title III of the ADA; and (iv) at such times, in such manner and subject to such non-discriminatory rules and regulations as Landlord may from time to time reasonably designate.

12.1.3 Throughout the performance of the Tenant Changes, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance in compliance with the provisions of Section 20 of this Lease and "Builder's All Risk" insurance in a commercially reasonable amount given the scope of the Tenant Change, covering the construction of such Tenant Change, it being understood by Tenant, that all such Tenant Changes shall be insured by Tenant pursuant to
Section 20 upon the completion thereof.

12.1.4 Landlord agrees that Landlord shall approve or disapprove for reasonable reasons, the plans and specifications and/or working drawings for any proposed Tenant Change within ten (10) business days after receipt of the same by Landlord and, if disapproved, Landlord shall return the plans and specifications and/or working drawings to Tenant together with a reasonably detailed statement of the basis for Landlord's disapproval thereof and Tenant shall direct Tenant's architect or space planner to make all necessary revisions to the same. If Landlord thereafter disapproves the plans and specifications and/or working drawings for the proposed Tenant Change as revised, Landlord, Tenant and Tenant's architect or space planner shall, within three (3) business days following receipt of notice of such disapproval, meet and revise the plans and specifications and/or working drawings to the reasonable satisfaction of Landlord and Tenant. This procedure shall be repeated until Landlord and Tenant ultimately approve the plans and specifications and/or working drawings for the proposed Tenant Change. Despite the foregoing, if Landlord fails to respond to any request by Tenant for approval of a Tenant Change within ten (10) business days after receipt of Tenant's request for such approval, Landlord's failure to respond within three (3) business days after receipt of a second notice after the expiration of the initial ten (10) business day period, shall be deemed to be Landlord's approval with respect to the same.

12.1.5 Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby agree and acknowledge that it is Tenant's intention to construct a child care facility on the Premises for use by Tenant's employees (the "CHILD CARE FACILITIES"). Tenant hereby agrees and acknowledges that, if permitted by applicable Laws and subject to Tenant's receipt of all applicable governmental approvals and permits, Tenant shall be entitled to construct the Child Care Facilities in accordance with the terms of this Section 12.1 (and not the terms of the Tenant Work Letter). Tenant acknowledges that Landlord's requirements for the plans and specifications and working drawings for the Child Care Facilities to be approved by Landlord pursuant to this Section 12.1 may include a requirement for aesthetic screening. Tenant further acknowledges that any such Child Care Facilities located on the Premises which are available to Tenant and Tenant's employees will be provided by Tenant or a third party (the "CHILD CARE PROVIDER") and not by Landlord. If Tenant's employees choose to use the Child Care Facilities, Tenant acknowledges that Tenant and Tenant's employees are not relying upon any investigation which Landlord may have conducted concerning the Child Care Provider or any warranties or representation with respect thereto, it being the sole responsibility of Tenant and the individual user of the Child Care Facilities to conduct any and all investigations of the Child Care Facilities prior to making use thereof. Accordingly, Landlord shall have no responsibility with respect to the quality or care provided by the Child Care Facilities, or for any acts or omissions of the Child Care Provider. Furthermore, Tenant, for Tenant and for Tenant's employees, hereby agrees that Landlord, its members, partners, subpartners and their respective officers, agents, servants, employees, and independent contractors shall not be liable for, and are hereby released from any responsibility for any loss, cost, damage, expense or liability, either to person or property, arising from the use of the Child Care Facilities by Tenant or Tenant's employees. Nothing contained herein is intended to be a representation or warranty by Landlord that any Child Care Facilities will be permitted by Law during the Lease Term and Landlord shall have no obligation to provide, or to make available, any such Child Care Facilities.

12.2 REMOVAL OF TENANT CHANGES AND TENANT IMPROVEMENTS. All Tenant Changes and the initial Tenant Improvements in the Premises shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term of this Lease; provided, however, Landlord may, by written notice delivered to Tenant at the time of Landlord's consent to such Tenant Change or approval of the Final Plans (as applicable), identify those items of the initial Tenant Improvements and Tenant Changes which are not typical office improvements and which Landlord shall require Tenant to remove at the end of the Term of this Lease. However, notwithstanding the foregoing, Landlord shall not be entitled to require Tenant to remove any initial Tenant Improvements which are typical office improvements and which are consistent with the plans and specifications reviewed by Landlord as of the date of this Lease and, in any event, Landlord shall not require Tenant to remove any of the improvements associated with the Child Care Facilities or the cafeteria planned by Tenant as of the date of this Lease. If Landlord requires, Tenant to remove any such items as described above, Tenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises caused by such removal (or, at Landlord's option, and provided
Landlord has given Tenant at least ten (10) business days written notice prior to taking any action, shall pay to Landlord all of Landlord's actual and documented costs of such removal and repair).

12.3 REMOVAL OF PERSONAL PROPERTY. All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including business and trade fixtures, furniture and movable partitions, phone systems and security systems) shall be, and remain, the property of Tenant, and shall be removed by Tenant from the Premises. at Tenant's sole cost and expense, on or before the expiration or sooner termination of this Lease. Tenant shall repair any damage caused by such removal.

12.4 TENANT'S FAILURE TO REMOVE. If Tenant fails to remove by the expiration or sooner termination of this Lease all of its personal property, or any items of Tenant Improvements or Tenant Changes identified by Landlord for removal pursuant to Section 12.2 above, Landlord may, following an additional ten (10) business days' prior written notice to Tenant (without liability to Tenant for loss thereof), at Tenant's sole cost and in addition to Landlord's other rights and remedies under this Lease, at law or in equity: (a) remove and store such items in accordance with applicable law; and/or (b) upon ten (10) business days' prior notice to Tenant sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under applicable law. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord's attorneys' fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

13. LIENS. Tenant shall not permit any mechanic's, materialmen's or other liens to be filed against all or any part of the Premises, nor against Tenant's leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or Tenant's agents, employees, contractors, licensees or invitees. Tenant shall, at Landlord's request, provide Landlord with enforceable, conditional and final lien releases (and other reasonable evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials with respect to the Premises. Landlord shall have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant shall, at its sole cost, promptly cause such lien to be released of record or bonded so that it no longer affects title to the Premises. If Tenant fails to cause such lien to be so released or bonded within twenty (20) days after filing thereof, Landlord may, following an additional ten (10) business days' prior written notice to Tenant, without waiving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such lien to be released by posting of an appropriate bond to cause the lien to be released. Tenant shall pay to Landlord within fifteen (15) days after receipt of invoice from Landlord, any sum paid by Landlord to obtain the bonds required to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord.

14. ASSIGNMENT AND SUBLETTING

14.1 RESTRICTION ON TRANSFER. Tenant will not assign or encumber this Lease in whole or in part, nor sublet all or any part of the Premises, without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay, except as provided in this Section 14. The consent by Landlord to any assignment, encumbrance or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. This prohibition against assigning or subletting shall be construed to include a prohibition against any assignment or subletting by operation of law. Except as provided in Section 14.6 below, irrespective of any assignment or sublease, Tenant shall remain fully liable under this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease. Without limiting in any way Landlord's right to withhold its consent on any reasonable grounds, it is agreed that Landlord will not be acting unreasonably in refusing to consent to an assignment or sublease if, in Landlord's reasonable opinion, (i) the proposed assignee does not have the financial capability to fulfill the obligations imposed by the assignment, or
(ii) the proposed assignment or sublease involves a change of use of the Premises from that specified herein. Any proposed assignee or subtenant which Landlord does not disapprove shall be deemed a "PERMITTED BUSINESS."

14.2 TRANSFER NOTICE. If Tenant desires to effect an assignment, encumbrance or subletting (a "TRANSFER") for which Landlord's consent is required, then at least fifteen (15) business days prior to the date when Tenant desires the Transfer to be effective (the "TRANSFER DATE"), Tenant agrees to give Landlord a notice (the "TRANSFER NOTICE"), stating the name, address and business of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as "TRANSFEREE"), reasonable information (including references) concerning the ownership, and financial condition of the proposed Transferee, the Transfer Date, any ownership or commercial relationship between Tenant and the proposed Transferee, and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord may reasonably require.

14.3 LANDLORD'S OPTIONS. Within ten (10) business days of Landlord's receipt of any Transfer Notice, and any additional information requested by Landlord concerning the proposed Transferee's financial responsibility, Landlord will notify Tenant of its election to do one of the following: (i) consent to the proposed Transfer subject to such reasonable conditions as Landlord may impose in providing such consent; (ii) refuse such consent, which refusal shall be on reasonable grounds which shall be set forth in a detailed written statement to Tenant; or (iii) in the event that the proposed Transfer is for a period that will expire during the last twelve (12) months of the initial Term or the last twelve (12) months of any Option Period(s) (if applicable), terminate this Lease as to the portion of the Premises which is proposed to be sublet or assigned and recapture all or such portion of the Premises for reletting by Landlord.

14.4 ADDITIONAL CONDITIONS. A condition to Landlord's consent to any Transfer of this Lease will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, in form and substance reasonably satisfactory to Landlord. With respect to a Transfer pursuant to which Tenant subleases a portion of the Premises for a period that expires prior to the last twelve (12) months of the initial Term or any Option Period(s) (if applicable), Tenant agrees to pay to Landlord, as additional rent, on a monthly basis, fifty percent (50%) of all sums and other consideration paid to and for the benefit of Tenant by the sublessee in excess of the Rent payable under this Lease for the same period and portion of the Premises. In calculating excess rent or other consideration which may be payable to Landlord under this Section, Tenant will be entitled to deduct commercially reasonable third party brokerage commissions and attorneys' fees (including those fees and costs required to be reimbursed to Landlord as provided below) and other amounts reasonably and actually expended by Tenant in connection with such subletting including, without limitation, (i) the costs of any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any space planning, architectural or design fees or expenses incurred in marketing such space or in connection with such Transfer, (iii) any improvement allowance or other monetary concessions provided to the Transferee, (iv) any lease takeover cost incurred by Tenant in connection with the Transfer, and (v) out-of-pocket costs of advertising the space which is the subject of the Transfer, if written evidence of such expenditures is provided to Landlord. Except for an assignment by Tenant of its entire interest in this Lease to a Permitted Non-Affiliate Assignee (as defined in Section 14.6 below) who, by operation of law or express agreement, assumes all of Tenant's obligations under this Lease, no Transfer will release Tenant of Tenant's obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee, and each sublease shall provide that if Landlord gives said sublessee written notice that Tenant is in default under this Lease beyond any applicable notice and cure period, said sublessee will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease. Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in default under this Lease. Tenant shall, within ten
(10) days after the execution and delivery of any assignment or sublease, deliver a copy thereof to Landlord. Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer. In the event of default by any Transferee of Tenant or any successor of Tenant (except for a Permitted Non-Affiliate Assignee (as defined in Section 14.6 below) who, by operation of law or express agreement, assumes all of Tenant's obligations under this Lease) in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. If Tenant effects a Transfer or requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, within thirty (30) days after Tenant's receipt of written demand from Landlord, Tenant agrees to pay Landlord a non-refundable administrative fee of Five Hundred Dollars ($500.00), plus Landlord's reasonable attorneys' fees and costs and other costs incurred by Landlord in reviewing such proposed assignment or sublease (which fees and costs shall in no event exceed $1,500.00 per proposed Transfer). Notwithstanding any contrary provision of this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Section 14, Tenant's and such Transferee's only remedy shall be to seek a declaratory judgment, injunctive relief, and/or monetary damages, and Tenant waives all other remedies against Landlord, including without limitation, the right to terminate this Lease.

14.5 PERMITTED TRANSFERS. Notwithstanding anything to the contrary contained in this Article 14, Landlord consents to the Transfer of the Premises to any holding company, corporation, association or entity which is or becomes a parent, subsidiary or affiliate of Tenant or any entity which is controlled by, controls, or is under common control with, Tenant, or to any entity resulting from a merger, consolidation or reorganization of Tenant or any entity succeeding to all (or substantially all) of the stock or business and assets of Tenant (collectively, an "AFFILIATE"), provided that Tenant notifies Landlord of any such Transfer prior to the effective date thereof and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or such Affiliate (including an assumption of Tenant's obligations under this Lease), and further provided that such Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease. "CONTROL," as used in this Section 14.5, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting interest in an entity. Landlord specifically acknowledges and agrees that as of the date of this Lease, Tenant is a publicly-held company whose stock is traded on a nationally-recognized exchange and that under no circumstances shall any transfer of such stock over such exchange be deemed a Transfer for purposes of this Lease.

14.6 PERMITTED NON-AFFILIATE ASSIGNEE. Notwithstanding anything to the contrary contained in this Article 14, but subject to Landlord's option to recapture pursuant to Section 14.3(iii) above, if, pursuant to the foregoing provisions of this Article 14, Tenant assigns Tenant's entire interest in this Lease to a non-Affiliate entity ("PERMITTED NON-AFFILIATE ASSIGNEE") that (i) has, as of the close of such entity's most recent fiscal year, a net worth equal to or greater than Eighty Million Dollars ($80,000,000.00), (ii) has, as of the close of such entity's most recent fiscal year, a debt to equity ratio of less than or equal to twenty-five percent (25%), (iii) has generated an operating profit for the four (4) fiscal years preceding the proposed Transfer, and (iv) has, if the stock of the proposed assignee is publicly traded on a nationally recognized exchange, a "market cap" (which for purposes of this Lease means the market price per share of the common stock of such assignee multiplied by the number of shares of such stock which are then outstanding) of at least Three Hundred Fifty Million Dollars ($350,000,000.00) (as all such standards contained in (i)-(iv) above shall be reasonably verified by Landlord's review of the most recent audited financial statements (which may be satisfied by an annual report if such entity is publicly traded) for such non-Affiliate entity, which statements shall be dated no earlier than twelve (12) months prior to the effective date of the proposed Transfer), Tenant shall, effective from and after the effective date of such assignment, be relieved from all remaining obligations under this Lease.

14.7 TENANT'S LICENSING OF COMMUNICATION EQUIPMENT DEEMED A TRANSFER. Notwithstanding anything to the contrary contained herein, in the event that Tenant licenses any third party to utilize the Communication Equipment to which Tenant is entitled to install and maintain pursuant to Section 5 above, such license shall be deemed a Transfer for purposes of this Article 14 except that Landlord's recapture right specified in Section 14.3 above shall not apply to such Transfer and in calculating the consideration that may be payable by Tenant to Landlord pursuant to Section 14.4 above, (i) such consideration shall be payable by Tenant to Landlord whether or not such license expires prior to the last twelve (12) months of the initial Term or any Option Period(s), and (ii) in addition to any costs incurred by Tenant as described in Section 14.4 above, Tenant shall also be entitled to deduct reasonable costs of installation and maintenance incurred by Tenant in connection with the specific Communication Equipment to be licensed if acceptable written evidence of such costs is provided to Landlord.

15. ENTRY BY LANDLORD. Landlord and its employees and agents shall at all reasonable times and with reasonable advance written notice (which shall be at least 24 hours, except in the case of an "EMERGENCY", which for purposes of this Lease means situations in which there is an imminent threat to persons and/or property within the Buildings) to Tenant's designated representative who shall initially be Tenant's Director of Corporate Facilities, Jon R. Johnson, have the right to enter the Premises to inspect the same, to exhibit the Premises to prospective lenders or purchasers (or during the last six (6) months of the initial Term or first Option Period (unless Tenant has exercised its upcoming Option to Extend pursuant to Section 2.3 above) or during the last nine (9) months of the second (2nd) Option Period, to prospective tenants), to post notices of non-responsibility, and/or to alter, improve or repair the Premises as contemplated by Section 11.2, all without being deemed guilty of or liable for any breach of Landlord's covenant of quiet enjoyment or any eviction of Tenant, and without abatement of rent. In exercising such entry rights, Landlord shall endeavor to minimize, as reasonably practicable, the interference with Tenant's business, and shall provide Tenant with reasonable advance written notice of such entry (except in emergency situations). Landlord shall have the means which Landlord may deem reasonably proper to open Tenant's doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means in an emergency or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of Rent and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord except, subject to the provisions of Sections 21.1 and 23, to the extent of Landlord's negligence or willful misconduct, in which case Landlord's liability (if any) shall be limited to the extent such damages or losses are not covered by insurance carried by Tenant or required to be carried by Tenant hereunder.

16. UTILITIES AND SERVICES.

16.1 PROVISIONS OF UTILITIES AND SERVICES. Except for Landlord's obligations set forth in the Work Letter, Tenant shall be solely responsible for obtaining and shall promptly pay all charges for heat, air conditioning, water, gas, electricity or any other utility used, consumed or provided in, furnished to or attributable to the Premises directly to the supplying utility companies. Except as specifically provided below, in no event shall Rent abate or shall Landlord be liable for any interruption or failure in the supply of any such utility services to Tenant. Landlord and Tenant hereby agree and acknowledge that Landlord shall, as part of the Base Improvements constructed pursuant to the Work Letter attached hereto as Exhibit "B," install one (1) electrical meter (for use by the local utility company in separately metering Tenant's electrical consumption) in each of the Buildings that comprise the Premises hereunder. In addition, notwithstanding anything to the contrary contained in this Section 16, Landlord will be solely responsible for the payment of all water capacity charges, meter setting fees, tap in fees and all other similar charges which may be imposed by any governmental authority or utility provider in connection with the initial provision of such utilities to the Premises.

16.2 ABATEMENT CONDITIONS. Notwithstanding anything to the contrary contained in this Lease, if Tenant is prevented from using all or a portion of the Premises for its normal business operations, and Tenant does not, in fact, use all or such portion of the Premises, for a period of five (5) consecutive business days or more after written notice of such condition is delivered to Landlord, due to any service or utility not being provided to the Premises, or portion thereof, as required by the terms of this Lease or due to Tenant not having access to the Building, the Premises, or portion thereof, and where such prevention of Tenant's use of the Premises is caused by the negligence or willful misconduct of Landlord, its agent, contractors or employees, the following provisions of this Section 16.2 shall apply (the conditions set forth above to be known as "ABATEMENT CONDITIONS"). Notwithstanding the foregoing, this Section 16.2 shall not apply to the damage or destruction of the Premises pursuant to Section 18 below, or to the condemnation of the Premises pursuant to Section 19 below. To the extent an Abatement Condition affects only a portion of the Premises, and such portion is a material portion of the Premises, and Tenant is not reasonably able to conduct its business from the remaining portion of the Premises, the Abatement Condition shall be deemed to affect the entire Premises. Tenant shall promptly deliver to Landlord notice (the "CURE NOTICE") of such condition and if Landlord fails to cure such condition within five (5) business days after delivery to it of the Cure Notice, then the Rent applicable to the affected portion of the Premises shall be abated from the expiration of said five (5) day period until the date when such failure is cured; provided, however, that if Tenant has previously paid Rent to Landlord for a period of time subsequent to the commencement of Tenant's right to abate Rent hereunder, then Landlord shall, within ten (10) business days following the date of such abatement, credit to Tenant an amount equivalent to such excess payments against the Monthly Rent next due under this Lease, or, if after the expiration or termination of this Lease, reimburse to Tenant the amount of such excess payments.

17. INDEMNIFICATION AND EXCULPATION.

17.1 TENANT'S ASSUMPTION OF RISK AND WAIVER. Except to the extent such matter is not covered by the insurance required to be maintained or actually maintained by Tenant under this Lease and such matter is attributable to the negligence or willful misconduct of Landlord or Landlord's agent(s), Landlord shall not be liable to Tenant, Tenant's employees, agents or invitees for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises, (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise,
(iii) any injury or damage to persons or property resulting from fire, explosion, failing plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (iv) any such damage caused by other persons in the Premises, occupants of adjacent property, or the public, or caused by operations in construction of any private, public or quasi-public work. All property of Tenant kept or stored on the Premises shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, unless such damage shall be caused by the negligence or willful misconduct of Landlord or Landlord's agent(s) (in which case Landlord's liability (if any) shall be limited to the extent such matter is not covered by insurance maintained by Tenant or required to be maintained by Tenant hereunder). Landlord or its agents shall not be liable for interference with the light or other intangible rights. Nothing contained in this Section 17.1 however, shall operate to relieve Landlord of the consequences of its own negligence, willful misconduct or criminal acts, or the willful misconduct or criminal acts of its authorized agents, employees or contractors; subject, however, to the express limitations and restrictions on Landlord's liability contained elsewhere in this Lease and provided that Landlord's liability, if any, shall be limited to the extent such consequences are not covered by insurance maintained by Tenant or required to be maintained by Tenant hereunder.

17.2 INDEMNIFICATION. Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and Landlord's partners, officers, directors, employees, agents, successors and assigns (collectively, "LANDLORD PARTIES") harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys' fees and court costs (collectively, "INDEMNIFIED CLAIMS"), arising or resulting from (a) any act or omission of Tenant or any of Tenant's agents, employees, contractors, subtenants, assignees, licensees or Tenant's invitees (collectively, "TENANT PARTIES"); (b) the use of the Premises (including, without limitation, the Child Care Facilities) and conduct of Tenant's business by Tenant or any Tenant Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any Tenant Parties, in or about the Premises; and/or (c) any default by Tenant of any obligations on Tenant's part to be performed under the terms of this Lease. In case any action or proceeding is brought against Landlord or any Landlord Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant's expense by counsel approved in writing by Landlord, which approval shall not be unreasonably withheld.

17.3 LANDLORD'S INDEMNIFICATION OF TENANT. Landlord shall indemnify, defend, protect, and hold harmless Tenant and the Tenant Parties from any Indemnified Claims incurred in connection with or arising from (a) any cause in or about the Project (including those Common Areas other than Tenant's Site), during the Term (to the extent covered by Landlord's insurance policies carried pursuant to the terms of this Lease), or (b) any negligent acts or omissions or willful misconduct of any of the Landlord Parties in, on, or about the Buildings (except and to the extent the same is covered by insurance required to be carried by Tenant pursuant to this Lease) or the Project, either prior to, during, or after the expiration of the Term, provided that, except as set forth above, the terms of the foregoing indemnity shall not apply to the extent such Claims arise from the negligence or willful misconduct of the Tenant Parties in connection with the Tenant's Parties activities in, on or about the Buildings or Project. Notwithstanding the foregoing, because Landlord is required to maintain insurance on the Common Areas of the Project as provided in Section 20 below, and Tenant reimburses Landlord for such insurance as additional rent, Landlord hereby agrees to protect, defend, indemnify and hold Tenant harmless from any Claims with respect to the Common Areas other than Tenant's Site and Landlord's equipment and property on the Common Areas to the extent such Claim is covered by Landlord's insurance, even if resulting from the negligent acts or willful misconduct of the Tenant Parties.

17.4 WAIVER OF CONSEQUENTIAL DAMAGES. Notwithstanding any contrary provision of this Lease, neither Landlord nor Tenant shall be liable to the other party for any consequential damages for a breach or default under this Lease, provided that this sentence shall not be applicable to any consequential damages which may be incurred by the Landlord Parties relating to or in connection with any holdover by Tenant following the expiration of the Term, subject to and in accordance with the provisions of Section 9 of this Lease.

17.5 SURVIVAL; NO RELEASE OF INSURERS. The indemnification obligations of Landlord and Tenant under this Section 17, shall survive the expiration or earlier termination of this Lease. Landlord's and Tenant's covenants, agreements and indemnification in this Section 17, are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord and Tenant, pursuant to the provisions of this Lease.

18. DAMAGE OR DESTRUCTION.

18.1 OBLIGATION TO RESTORE. Except as provided in Section 18.2 below, in case of damage to or destruction of the Premises, whether or not by a risk required to be covered by insurance as set forth in Section 20 of this Lease, this Lease shall not terminate and Tenant shall promptly restore, rebuild, replace or repair (hereinafter referred to as "RESTORE" or "RESTORATION") the Premises to substantially the same condition as existed immediately prior to such damage or destruction. Such Restoration shall be commenced promptly but in no event later than the later of (i) ninety (90) days after the casualty in the event of an uninsured casualty; or (ii) thirty (30) days following Tenant's receipt of applicable insurance proceeds if the casualty is one which is required to be covered by insurance pursuant to this Lease, and such Restoration shall be prosecuted with due diligence, subject to Force Majeure. For purposes of this
Section 18, Tenant shall be deemed to have commenced Restoration upon the commencement of preparation of plans and specifications for the Restoration to be performed by Tenant.

18.2 TENANT'S TERMINATION OPTION. Notwithstanding the foregoing, however, in the case of damage to or destruction of the Premises that will render the Premises inaccessible or unusable for purposes of conducting Tenant's business for a period of fifteen (15) months or more, Tenant may elect to terminate this Lease by giving Landlord written notice of such election within ninety (90) days following the casualty, in which event Tenant shall have no obligation to Restore the Premises; provided, however, in the event the casualty is covered by insurance required to be carried by Tenant under this Lease or by insurance actually maintained by Tenant, Tenant shall, subject to Tenant's receipt of the applicable insurance proceeds for such purpose, clear the Premises of debris and return the same to a safe and clean condition, and deliver any remaining insurance proceeds to Landlord in accordance with Section 18.7 below. If Tenant elects to terminate this Lease in accordance with this paragraph, this Lease shall as of the date for termination set forth in Tenant's notice (the "TERMINATION DATE") which Termination Date shall in no event be earlier than the date of such notice. Said termination shall not release Tenant from the obligations and liabilities of Tenant under this Lease, actual or contingent, which have accrued on or prior to the Termination Date.

18.3 DAMAGE NEAR END OF TERM. In addition to the termination rights set forth in Sections 18.2 and 18.3 above, Landlord and Tenant shall each have the right to terminate this Lease if any damage to the Premises occurs during the last twelve
(12) months of the Term (or during the last twelve (12) months of any Option Period) and Tenant's architect or contractor reasonably estimates in a writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Term, or (b) sixty (60) days after the date of such casualty.

18.4 RECONSTRUCTION AND REPAIR REQUIREMENTS. Tenant shall obtain Landlord's prior approval of all plans for Restoration work performed BY Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord fails to respond to any written request for such approval from Tenant within ten
(10) days after Tenant's second such request (Tenant's original request to be deemed the first notice), Tenant's request for approval of the Restoration shall be deemed approved.

18.5 NO RENT ABATEMENT DURING RECONSTRUCTION. There shall be no Rent abatement during Restoration of the Premises or during that period after any casualty and prior to commencement of Restoration.

18.6 ADJUSTMENT OF LOSS AND DISBURSEMENT OF INSURANCE PROCEEDS UPON RESTORATION. Except for Restoration that is reasonably expected to cost less than One Hundred Thousand Dollars ($100,000), Landlord shall have the right to participate with Tenant in the adjustment of the loss with the insurance company(ies) and all proceeds of the insurance policies maintained pursuant to Section 20.1 (a) ("PROCEEDS") shall be deposited with a depository acceptable to Landlord and Tenant (the "DEPOSITORY"). If the Proceeds are insufficient to cover the anticipated cost of Restoration, Tenant shall deposit with the Depository prior to the commencement of Restoration funds in the amount of such deficiency. The Depository shall disburse the Proceeds and Tenant's funds, if applicable, during the course of Restoration in accordance with customary construction disbursements, including a ten percent (10%) retention. If, after the Restoration has been completed in accordance with the terms of this Lease, there are remaining funds held by the Depository, then such funds (after first deducting from such funds the fees and expenses of the Depository) shall be delivered to Tenant. If there are not sufficient funds remaining to pay for the Depository's fees and expenses, Landlord and Tenant shall be equally responsible for the payment of same.

18.7 DISBURSEMENT OF INSURANCE PROCEEDS UPON TERMINATION. Upon any termination of this Lease under the provisions of this Article 18, all proceeds from insurance policies maintained under Section 20 (other than proceeds attributable to Tenant's personal property and Tenant Changes paid for by Tenant that Landlord previously informed Tenant would have to be removed upon the expiration or earlier termination of this Lease) shall be disbursed and paid to Landlord, less such amounts that are used by Tenant in clearing any debris from the Premises and returning the Premises to a safe and clean condition as required by
Section 18.1 above.

18.8 WAIVER OF TERMINATION. The agreements contained in this Article 18 provide a material part of the consideration for this Lease and in bargaining for and obtaining its rights under this Article 18, Tenant waives any right to terminate this

Lease under Section 1932 and/or 1933 of the Civil Code of California, or any similar statute or law now or hereafter in force.

19. EMINENT DOMAIN.

19.1 TOTAL OR PARTIAL TAKING. In case all of the Premises, or such part thereof is taken which materially and adversely interferes with Tenant's ability to conduct its normal business operations in a Building, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant shall have the right to terminate this Lease as to the affected Building effective as of the date possession is required to be surrendered to said authority. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant; provided, however, in the event of such a taking, Tenant shall be entitled to such portion of the award as shall be attributable to goodwill and for damage to, or the cost of removal of, Tenant's personal property, Tenant's relocation expenses and any other damage to Tenant's business by reason of such taking and fifty percent (50%) of the "bonus" or "excess value" of its leasehold interest hereunder. In the event a dispute arises between Landlord and Tenant with respect to whether such taking of a portion of the Premises materially and adversely interferes with Tenant's ability to conduct its normal business operations in a Building, such dispute shall be submitted to arbitration in accordance with the provisions of Section
31.20 below. In the event this Lease is not terminated following a taking, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant, Landlord shall restore the Premises to substantially their same condition prior to such partial taking to the extent of any award proceeds received by Landlord, and a fair and equitable abatement shall be made to Tenant for the Rent corresponding to the time during which, and to the part of the Premises of which, Tenant shall be so deprived on account of such taking and restoration. If the award proceeds from the taking are insufficient to restore the Premises as required by the preceding sentence and Landlord does not provide its own funds to so restore the Premises, and if as a result thereof Tenant's ability to use the Premises as contemplated by this Lease is materially and substantially impaired, then Tenant may elect to terminate this Lease as to the affected Building by giving Landlord written notice thereof; provided, however, Landlord may rescind such termination by giving Tenant written notice within ten (10) business days following Landlord's receipt of such termination notice from Tenant that Landlord will provide the necessary funds to so restore the Premises.

19.2 TAKING OF COMMON AREA. In the event there shall be a taking of the Common Area such that Landlord can no longer provide Tenant with parking sufficient to comply with the provisions of this Lease, Tenant may, at its sole option, elect to terminate this Lease by written notice to Landlord effective thirty (30) days after the date of such notice; provided, however, Tenant shall not be entitled to terminate this Lease as provided herein so long as, not later than thirty
(30) days after the date of the taking, suitable substitute parking is made available for use by Tenant (at no additional charges to Tenant) within the Project or in other substitute parking facilities within a reasonable walking distance from the Buildings. Any such substitute parking to be provided by Landlord shall be subject to Tenant's approval, in Tenant's sole and absolute discretion.

19.3 TEMPORARY TAKING. In the event of taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and Rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Lease Term. For purposes of this
Section 19.2, a temporary taking shall be defined as a taking for a period of six (6) months or less.

19.4 WAIVER OF TERMINATION. Tenant and Landlord waive any right to terminate this Lease under Section 1265.130 of the California Code of Civil Procedure, or any similar statute or law now or hereafter in force.

20.     TENANT'S INSURANCE.

20.1 TYPES OF INSURANCE. On or before the earlier of the Early Occupancy Date or the date Tenant commences or causes to be commenced any work of any type in or on any portion of the Premises, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect respecting the Premises, the following insurance:

(a) All Risk insurance (with commercially reasonable deductibles, taking into consideration the financial capacity and credit rating of Tenant and not, in any event, exceeding the amount specified in Section 20.2(d) below), including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief, and, (i) if required by Landlord's lender, flood coverage and (ii) at Landlord's sole option in the event that at any time during the initial Term or any Option Period(s), Tenant's net worth, as verified by Landlord's review of Tenant's audited financial statements, is less than Seventy Million Dollars ($70,000,000.00), earthquake insurance, upon property of every description and kind located on the Premises, including, without limitation, furniture, equipment and any other personal property, any Tenant Changes, the Tenant Improvements, and the Buildings in an amount not less then the full replacement cost thereof.

(b) Commercial general liability insurance coverage, on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner's protective coverage, contractual liability (including Tenant's indemnification obligations under this Lease, including Section 17 hereof), liquor liability (if Tenant serves or stores alcohol on the Premises), products and completed operations liability, and owned/non-owned auto liability, with a general aggregate of not less than Three Million Dollars ($3,000,000) per occurrence with "umbrella" or excess liability coverage of not less than Five Million Dollars ($5,000,000.00). The limits of such commercial general liability insurance may be increased every five
        (5) years during the Term of this Lease to an amount reasonably required by Landlord, but in no event shall the limits of such insurance be increased to an amount which is greater than that typically required of tenants of Comparable Buildings in the

        Sorrento Mesa area of San Diego, taking into account the size of the Premises and the financial strength of Tenant.

(c) Worker's compensation and employer's liability insurance, in statutory amounts and limits, covering all persons employed in connection with any work done in, on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

(d) Loss of income, extra expense and business interruption insurance covering a minimum of twelve (12) months of Tenant's Rent and such additional amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or Tenant's parking areas as a result of such perils.

(e) Any other form or forms of insurance as Tenant or Landlord or the mortgagees of Landlord may reasonably require from time to time, in form, amounts and for insurance risks against which a prudent tenant would protect itself, but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs and are typically required of tenants of Comparable Buildings in the Sorrento Mesa area of San Diego taking into account the size of the Premises and the financial strength of Tenant.

20.2 REQUIREMENTS. Each policy required to be obtained by Tenant hereunder shall: (a) be issued by insurers authorized to do business in the state in which the Premises is located and rated not less than financial class VII, and not less than policyholder rating A in the most recent version of Best's Key Rating Guide (provided that, in any event, the same insurance company shall provide the coverages described in Sections 20.1 (a) and 20.1 (d) above); (b) be in form reasonably satisfactory from time to time to Landlord; (c) name Tenant as named insured thereunder and shall name Landlord and, at Landlord's request, Landlord's mortgagees and ground lessors of which Tenant has been informed in writing, as additional insureds (and with respect to the insurance described in Sections 20.1 (a) and (d) above, as loss-payees) thereunder, all as their respective interests may appear; (d) shall not have a deductible amount exceeding Fifty Thousand Dollars ($50,000.00); (e) specifically provide that the insurance afforded by such policy for the benefit of Landlord and Landlord's mortgagees and ground lessors shall be primary, and any insurance carried by Landlord or Landlord's mortgagees and ground lessors shall be excess and non-contributing; (f) except for worker's compensation insurance, contain an endorsement that the insurer waives its right to subrogation as described in
Section 21 below; and (g) require the insurer to notify Landlord (and the mortgagees and ground lessors of Landlord who are named as additional insureds) in writing not less than thirty (30) days prior to any change, reduction in coverage, cancellation or other termination thereof. Tenant agrees to deliver to Landlord, as soon as practicable after the placing of the required insurance, but in no event later than sixty (60) days prior to the Commencement Date, certificates from the insurance company evidencing the existence of such insurance and Tenant's compliance with the foregoing provisions of this Section
20. Tenant shall cause replacement certificates to be delivered to Landlord not less than thirty (30) days prior to the expiration of any such policy or policies. If any such initial or replacement certificates are not furnished within the time(s) specified herein, Landlord shall have the right, but not the obligation, following at least an additional five (5) business days' notice to Tenant, to procure such policies and certificates at Tenant's expense. Despite any provision to the contrary in this Section 20, Tenant's obligation to carry the specified insurance may be brought within the coverage of a so-called blanket policy or policies of property insurance carried and maintained by Tenant, provided, however, that the coverage afforded Landlord, and Landlord's mortgagees (if any) will not be reduced or diminished by reason of the use of such blanket policy of insurance.

20.3 SELF-INSURANCE. In fulfilling its obligations for the acquisition of insurance coverage under Sections 20.11(b) through and including (e) of this Lease above (but not Section 20.1 (a)), Tenant shall have the right to self-insure subject to the following conditions: (a) the right to self-insure shall extend only to the Original Tenant any Permitted Transferee (including a Permitted Non-Affiliate Transferee); (b) Tenant (or such Permitted Transferee or Permitted Non-Affiliate Transferee) shall only be entitled to self-insure if it maintains a net worth of at least Two Hundred Million Dollars ($200,000,000.00) calculated in accordance with generally accepted accounting principles and, if requested by Landlord, on an annual basis, Tenant shall deliver audited financial statements or the most recently published annual report and a written verification executed by an authorized representative of Tenant confirming Tenant's satisfaction of such standard; (c) Tenant shall maintain a reasonable self-insurance program providing for loss reserves which are derived in accordance with accepted standards of the insurance industry and accrued or otherwise funded, and deliver reasonable evidence of such self-insurance program concurrently with delivery of its verification of net worth as required above;
(d) prior to the institution of such self-insurance, Tenant shall notify Landlord in writing of its election to so self-insure (which notice shall specify the insurance coverage(s) which Tenant elects to so self-insure) and shall deliver to Landlord the name, address and telephone number of the claims administrator for such coverage; (e) Lessee's indemnity described in Section
17.2 above shall fully extend to all claims covered by any self-insured amount;
(f) proceeds payable pursuant to such self-insurance shall be treated as insurance proceeds for all other purposes under this Lease; and (g) the waiver of subrogation provided in Section 21 below shall fully extend to all claims within such self-insured amount.

20.4 EFFECT ON INSURANCE. Tenant shall not do or permit to be done anything which will violate or invalidate any insurance policy maintained by Tenant hereunder. If Tenant's occupancy or conduct of its business in or on the Premises results in any increase in premiums for any insurance carried by Landlord and Landlord or its insurer can reasonably substantiate the nature of Tenant's activities which are causing the increase in such premiums, then Tenant shall pay such increase as additional rent within ten (10) business days after being billed therefor by Landlord. If any insurance coverage carried by Landlord shall be canceled or reduced (or cancellation or reduction thereof shall be threatened) by reason of the use or occupancy of the Premises by Tenant or by anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy such condition within thirty (30) days after notice thereof (or commence such cure within such thirty (30) day period if such matter is not capable of being fully cured within thirty (30) days, in which case Tenant shall diligently prosecute such cure to completion), Landlord shall have all remedies provided in this Lease, at law or in equity, including, without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant's cost.

20.5 LANDLORD'S INSURANCE. Landlord (or an owners association formed by Landlord to operate the Common Areas of the Project) shall, at all times during the Term, maintain public liability insurance covering the Common Areas of the Project in such amounts and with such deductibles as are normally carried by sophisticated prudent landlords of projects comparable to the Project. In addition, Landlord shall maintain policies of insurance covering loss of or damage to the improvements in the Common Areas in the full amount of their replacement cost. Such policy shall provide protection (subject to reasonable deductibles which shall be comparable to deductibles being carried by sophisticated prudent landlords of comparable Projects) against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, and, at Landlord's (or the association's) option, special extended perils, and any other perils (e.g., flood and earthquake), which policies shall have limits protecting the Project and Landlord in such amounts that are normally and customarily carried by sophisticated prudent landlords of projects comparable to the Project. Landlord shall not obtain insurance for Tenant's trade fixtures or equipment. The cost of all such insurance to be carried by Landlord shall be included in Operating Expenses or in assessments of the owner's association, as applicable.

21. WAIVER OF SUBROGATION.

21.1 WAIVER. Landlord and Tenant each hereby waive their rights against each other with respect to any claims or damages or losses which are caused by or result from (a) occurrences insured against under any insurance policy carried by Landlord or Tenant pursuant to the provisions of this Lease, or (b) occurrences which would have been covered under any insurance required to be obtained and maintained by Landlord or Tenant under Section 20 of this Lease had such insurance been obtained and maintained as required therein. The foregoing waiver shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

21.2 WAIVER OF INSURERS. Tenant shall cause each property damage and loss of income, extra expense and business interruption insurance policy required to be obtained by it pursuant to Section 20 to provide that the insurer waives all rights of recovery by way of subrogation against Landlord in connection with any claims, losses and damages covered by such policy. In addition, Landlord shall cause its property damage insurance policy to provide that the insurer waives all rights of recovery by way of subrogation against Tenant in connection with any claims, losses and damages covered by such policy. If either Landlord or Tenant fails to maintain property insurance required hereunder, or if Tenant fails to maintain loss of income, extra expense and business interruption insurance, such insurance shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

22. TENANT'S DEFAULT AND LANDLORD'S REMEDIES.

22.1 TENANT'S DEFAULT. The occurrence of any one or more of the following events shall constitute a default under this Lease by Tenant:

               22.1.1 the abandonment of the Premises by Tenant as defined in California Civil Code Section 1951.3;

               22.1.2 the failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, within ten (10) days after Tenant's receipt of written notice from Landlord that such payment was not received;

               22.1.3 the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 22.1 (a) or (b) above, where such failure shall continue for a period of thirty (30) days after Tenant's receipt of written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant's default is such that more than thirty
(30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion; and

               22.1.4 (i) the making by Tenant of any general assignment for the benefit of creditors, (ii) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against the Tenant, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease where such seizure is not discharged within sixty (60) days.

22.2 LANDLORD'S REMEDIES; TERMINATION. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from
Tenant:

(a) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(b) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom.

As used in Sections 22.2(a) and 22.2(b) above, the "worth at the time of award" is computed by allowing interest at the Interest Rate set forth in Section 1.10 of the Summary. As used in Section 22.2(c) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

22.3 LANDLORD'S REMEDIES; RE-ENTRY RIGHTS. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right as permitted by applicable law, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to Section 12.4 of this Lease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 22.3, and no acceptance of surrender of the Premises or other action on Landlord's part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

22.4 LANDLORD'S REMEDIES; CONTINUATION OF LEASE. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises. The foregoing remedy shall also be available to Landlord pursuant to California Civil Code Section 1951.4 and any successor statute thereof in the event Tenant has abandoned the Premises. In the event Landlord elects to continue this Lease in full force and effect pursuant to this Section 22.4, then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due. Landlord's election not to terminate this Lease pursuant to this Section 22.4 or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies.

22.5 LANDLORD'S RIGHT TO PERFORM. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement or offset of rent. Except as specifically provided otherwise in this Lease, if Tenant shall fail to pay any sum of money (other than Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue for ten (10) days with respect to monetary obligations (or thirty (30) days with respect to non-monetary obligations) after Tenant's receipt of written notice thereof from Landlord, Landlord may, following an additional five (5) days written notice to Tenant, without waiving or releasing Tenant from any of Tenant's obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within ten (10) business days after demand therefor as additional rent.

22.6 INTEREST. If any other amount payable by Landlord or Tenant hereunder is not received by the party entitled to such payment within ten (10) days after the date when due, it shall bear interest at the Interest Rate set forth in
Section 1.10 of the Summary from the date due until paid. All interest, and any late charges imposed on Tenant pursuant to Section 22.7 below, shall be considered additional rent due from Tenant to Landlord under the terms of this Lease.

22.7 LATE CHARGES. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any Monthly Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed of trust or related loan documents encumbering the Premises. Accordingly, if any monthly installment of Rent or any other amount payable by Tenant hereunder is not received by Landlord within ten (10) days following written notice that such amount is due, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue amount as a late charge for the first late charge due and payable by Tenant pursuant to this Section
22.7 in any calendar year, or ten percent (10%) of the overdue amount as a late charge for the second (2nd) and any subsequent late charge due and payable by Tenant pursuant to this Section 22.7 in any calendar year. However, in no event shall any late charge be more than the maximum late charge allowed by law. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord's money by Tenant, while the payment of late charges is to compensate Landlord for Landlord's processing, administrative and other costs incurred by Landlord as a result of Tenant's delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant's default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

22.8 RIGHTS AND REMEDIES CUMULATIVE. All rights, options and remedies of Landlord and Tenant contained in this Section 22 or in Section 23 below and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord or Tenant, as applicable shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section 22 or in Section 23 shall be deemed to limit or otherwise affect the indemnification obligations of Landlord and Tenant pursuant to any provision of this Lease.

23. LANDLORD'S DEFAULT. Landlord shall be in default in the performance of any obligation required to be performed by Landlord under this Lease if (i) Landlord is obligated to make a payment of money to Tenant and Landlord fails to make such payment within ten (10) days of written notice from Tenant that the same was not paid when due, or (ii) such obligation is other than the payment of money and Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord's failure to perform; provided however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided in law or at equity; provided, however: (a) Tenant shall have no right to offset or abate Rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease; and (b) Tenant's rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies, and/or (ii) this Lease otherwise expressly limits Tenant's rights or remedies, including the limitation on Landlord's liability contained in Section 30 hereof.

24. SUBORDINATION. At the request of Landlord or any mortgagee of a mortgage or a beneficiary of a deed of trust now or hereafter encumbering all or any portion of the Premises, or any lessor of any ground or master lease now or hereafter affecting all or any portion of the Premises (each, a "SUPERIOR INTEREST"), this Lease shall be subject and subordinate at all times to such ground or master leases (and such extensions and modifications thereof), and to the lien of such mortgages and deeds of trust (as well as to any advances made thereunder and to all renewals, replacements, modifications and extensions thereof); provided, however, no subordination of this Lease shall result in Tenant being disturbed in its possession of the Premises or in the enjoyment of its rights under this Lease so long as Tenant is not in default with respect to its obligations hereunder, and any commercially reasonable subordination agreement which Landlord, any mortgagee or ground lessor requests Tenant to execute to effect or confirm such subordination shall so provide. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any or all ground or master leases or the lien of any or all mortgages or deeds of trust to this Lease. In the event that any ground or master lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, at the election of Landlord's successor in interest, Tenant shall attorn to and become the tenant of such successor. Subject to Tenant's receipt of a commercially reasonable non-disturbance agreement as provided in this Section 24 below, Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale. Subject to the foregoing, Tenant covenants and agrees to execute and deliver to Landlord within ten (10) business days after receipt of written demand by Landlord and in the form reasonably required by Landlord, any additional commercially reasonable documents evidencing the priority or subordination of this Lease with respect to any such ground or master lease or the lien of any Superior Interest or Tenant's agreement to attorn. Notwithstanding anything set forth elsewhere in this Lease, Tenant agrees to subordinate its leasehold interest in the Premises to the interest of (and to attorn to) the holder of each existing or future Superior Interest encumbering the Premises or the Project, if and only if Landlord furnishes to Tenant from each such holder of an existing or future Superior Interest, a commercially reasonable non-disturbance agreement. Such commercially reasonable non-disturbance agreement shall (i) include the obligation of any current or future holder of a Superior Interest to recognize Tenant's rights specifically set forth in this Lease to offset certain amounts against Rent due hereunder, or to otherwise receive certain credits against Rent as set forth expressly herein and in the Work Letter Agreement, (ii) apply to any successors or assigns of Tenant, and (iii) with respect to any future construction loan encumbering the Premises (but not the existing infrastructure loan and not any future permanent loan), require the recognition by the holder of any such Superior Interest to any one (1) of the following alternatives (at the election of the holder): (a) to pay for the construction of Base Improvements and the Allowance as provided in the Work Letter Agreement (to the extent such Base Improvements have not than been completed and/or such Allowance has not been funded), or (b) to allow Tenant to assume responsibility for construction of the "Improvements" (as that term is defined in Exhibit "B"), in which case Tenant shall be entitled to offset (1) any reasonable, out-of-pocket costs incurred by Tenant in connection with the completion of the Base Improvements and (2) any portion of the Allowance funded by Tenant and not funded by Landlord, against Tenant's first obligations to pay Monthly Rent which become due under this Lease, or (c) to allow Tenant to acquire the holder's interest in Tenant's Site by payment to the holder of the outstanding amounts then due under the note.

25. ESTOPPEL CERTIFICATE.

25.1 TENANT'S AND LANDLORD'S OBLIGATIONS. Within ten (10) business days following Landlord's written request, Tenant shall execute and deliver to Landlord an estoppel certificate, in a form substantially similar to the form of Exhibit "E" attached hereto, certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if modified, that this Lease is in full force and effect as modified, and stating the date and nature of such modifications); (c) the date to which the Rent and other sums payable under this Lease have been paid; (d) that there are not, to the best of Tenant's knowledge, any defaults under this Lease by either Landlord or Tenant, except as specified in such certificate; and (e) such other matters as are set forth in Exhibit "E" or are reasonably requested by Landlord. Any such estoppel certificate delivered pursuant to this Section 25.1 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Premises, as well as their assignees. In connection with a proposed assignment or sublease by Tenant, or in connection with a financing transaction of Tenant where this Lease is not provided as security, Landlord hereby agrees to provide to Tenant, within ten (10) business days after Tenant's written request, an estoppel certificate signed by Landlord, containing the same types of information as set forth above, with such changes as are reasonably necessary to reflect that the estoppel certificate is being granted to Tenant or to Tenant's proposed assignee or subtenant by Landlord, rather than being granted by Tenant to Landlord or to a prospective lender or purchaser.

25.2 FAILURE TO DELIVER. Failure of Landlord or Tenant to deliver such estoppel certificate within such time shall constitute a default hereunder without the applicability of notice and cure periods specified in Section 22 above and shall be conclusive upon the other party that: (a) this Lease is in full force and effect without modification, except as may be represented by Landlord or Tenant, as applicable, in good faith; (b) there are no uncured defaults in Landlord's or Tenant's performance (other than the failure to deliver the estoppel certificate); and (c) not more than one (1) month's Rent has been paid in advance.

26. PARKING. Subject to Sections 18, 19 and 31.16 of this Lease, Tenant shall be entitled, commencing on the Early Occupancy Date, to use the number of parking spaces set forth in Section 1.12 of the Summary, which parking spaces shall pertain to the parking facilities designated for the Premises, as outlined on Exhibit "A" attached hereto. Nothwithstanding anything to the contrary contained herein, except in the case of casualty or condemnation, under no circumstances may Landlord reduce the number of parking spaces available for the Premises below the ratio set forth in Section 1.12 of the Summary. Landlord agrees that during the initial Term, Landlord shall not charge Tenant any fees for Tenant's use of the parking facilities; provided, however, that (a) Tenant shall be responsible for the full amount of taxes (if any) imposed by any governmental authority in connection with the use of such parking facilities by Tenant and
(b) parking charges (if any) applicable during the Option Period(s) shall be determined as a component of Fair Market Rental (as defined in Section 2.3 above); however, (i) if it is determined as a component of Fair Market Rental that Tenant shall be charged for parking during any Option Periods, Monthly Rent payable for the Premises shall not also include such parking charges (i.e., Tenant shall not be charged more than once for such parking charges), and (ii) Tenant will be obligated to pay parking charges as a component of Fair Market Rental (or as a separate charge) if, and only if, landlords of comparable buildings in the Sorrento Mesa area of San Diego are then charging tenants for the use of uncovered surface parking facilities and in no event shall Landlord charge Tenant (either as a component of Fair Market Rental for the Premises or as a per parking space charge) more than the prevailing rates then being charged for such parking by landlords of such projects comparable to the Project in the Sorrento Mesa area of San Diego. Tenant's continued right to use the parking facilities is conditioned upon Tenant abiding by all reasonable and non-discriminatory rules and regulations which are prescribed from time to time for the orderly operation and use of the parking lots, Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations, and Tenant not being in default under this Lease. The parking spaces to which Tenant is entitled pursuant to this Section 26 are solely for use by Tenant's own personnel, Tenant's visitors, suppliers and invitees and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval.

27. MODIFICATION AND CURE RIGHTS OF LANDLORD'S MORTGAGEES AND LESSORS.

27.1 MODIFICATIONS. If, in connection with Landlord's obtaining or entering into any financing or ground lease for any portion of the Premises, the lender or ground lessor shall request modifications to this Lease, Tenant shall, within ten (10) business days after request therefor, execute an amendment to this Lease including such modifications, provided such modifications are reasonable, do not (i) increase the obligations of Tenant hereunder; (ii) extend the Term; or (iii) otherwise adversely affect the leasehold estate created hereby or Tenant's rights hereunder.

27.2 CURE RIGHTS. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises or ground lessor of Landlord whose address shall have been furnished to Tenant.

28. QUIET ENJOYMENT. Landlord covenants and agrees with Tenant that, upon Tenant performing all of the covenants and provisions on Tenant's part to be observed and performed under this Lease (including payment of rent hereunder), Tenant shall and may peaceably and quietly have, hold and enjoy the Premises in accordance with and subject to the terms and conditions of this Lease as against all persons claiming by, through or under Landlord.

29. TRANSFER OF LANDLORD'S INTEREST. The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee's interest in a ground lease of, the Premises. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease accruing after the date of such transfer or conveyance, provided that the transferee of Landlord's interest has expressly agreed to assume, in writing or by operation of law, the performance of all the covenants and obligation of Landlord under this Lease following the date of such transfer. Landlord and Landlord's transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Premises and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord's part of any of the terms and conditions of this Lease.

30. LIMITATION ON LANDLORD'S LIABILITY. Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers or shareholders of Landlord or Landlord's partners, and Tenant shall not seek recourse against the individual partners, directors, officers or shareholders of Landlord or Landlord's partners, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that except as provided in the last sentence of this Section 30, the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and Tenant's and its successors' and assigns' sole and exclusive remedy shall be against, Landlord's interest in the Project, including the rents, issues and profits of Landlord therefrom and no other assets of Landlord. However, Landlord agrees that the immediately preceding sentence shall not apply to any liability Landlord may have to Tenant pursuant to Section 7.2 of Exhibit "B" below in the event that Landlord's interest in the Project is acquired as a result of a foreclosure or a deed in lieu of foreclosure.

31. MISCELLANEOUS.

31.1 GOVERNING LAW. This Lease shall be governed by, and construed pursuant to, the laws of the state in which the Premises is located.

31.2 SUCCESSORS AND ASSIGNS. Subject to the provisions of Section 29 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, no rights shall inure to the benefit of any Transferee of Tenant unless the Transfer to such Transferee is made in compliance with the provisions of Section 14.

31.3 NO MERGER. The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant's interest under any or all such subleases.

31.4 PROFESSIONAL FEES. If either Landlord or Tenant should bring suit or commence arbitration against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all costs and expenses incurred by the prevailing party therein (including, without limitation, its actual appraisers', accountants', attorneys' and other professional fees, expenses and court costs), shall be paid by the other party.

31.5 WAIVER. The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms. No waiver of any default of either party hereunder shall be implied from any acceptance by Landlord or delivery by Tenant (as the case may be) of any Rent or other payments due hereunder or any omission by the non-defaulting party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.

31.6 TERMS AND HEADINGS; INTERPRETATION. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

31.7 TIME. Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor. All references in this Lease to "days" shall mean calendar days unless specifically modified herein to be "business" days.

31.8 PRIOR AGREEMENTS; AMENDMENTS. This Lease, including the Summary and all Exhibits and Riders attached hereto contains all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

31.9 SEPARABILITY. The invalidity or unenforceability of any provision of this Lease (except for Tenant's obligation to pay Rent) shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law.

31.10 RECORDING. Concurrently with the execution of this Lease, Landlord and Tenant shall each execute a Memorandum of Lease ("MEMORANDUM") which shall be in the form of Exhibit "G" attached hereto, provided that within ten (10) days after written request from Landlord, Tenant also executes and delivers to Landlord, in recordable form, a properly acknowledged quitclaim deed or other instrument extinguishing all of the Tenant's rights and interest in and to the Premises, and designating Landlord as the transferee, which deed or other instrument shall be held by Landlord and may be recorded by Landlord only when this Lease terminates or expires (but not prior thereto). The parties acknowledge that the legal description attached as Exhibit "A" to the Memorandum applies to both Tenant's Site and the Building 3 Site; accordingly, if Tenant fails to exercise its Expansion Option and fails to exercise its Right of First Refusal in accordance with Section 33 below, Tenant shall, within ten (10) days after written request from Landlord, execute and deliver to Landlord, in recordable form, a property acknowledged quitclaim deed or other instrument extinguishing all of Tenant's rights and interest in and to the Building 3 Site, and designating Landlord as the transferee, which deed or other instrument may be recorded by Landlord. Tenant shall pay for all costs of or related to recording the Memorandum, including, but not limited to, recording charges and documentary transfer taxes.

31.11 EXHIBITS AND RIDERS. All Exhibits and Riders attached to this Lease are hereby incorporated in this Lease for all purposes as though set forth at length herein.

31.12 AUCTIONS. Tenant shall have no right to conduct any auction in, on or about the Premises.

31.13 ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

31.14 FINANCIAL STATEMENTS. Upon ten (10) business days prior written request from Landlord (which Landlord may make at any time during the Term but no more often than once in any calendar year), Tenant shall deliver to Landlord a current financial statement of Tenant. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer or general partner of Tenant (if Tenant is a corporation or partnership, respectively). If Tenant is a publicly traded company, Tenant may fulfill the requirements of this Section 31.14 by delivering to Landlord a copy of Tenant's most recent annual report or those statements submitted by Tenant to the Securities and Exchange Commission.

31.15 NO PARTNERSHIP. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease,

31.16 FORCE MAJEURE. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability) (herein collectively, "FORCE MAJEURE"), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 31.16 shall not apply to nor operate to excuse Landlord or Tenant from the payment of Rent or other amounts strictly in accordance with the terms of this Lease.

31.17 COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

31.18 DUTY TO ACT REASONABLY. Whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, unless another standard is expressly prescribed, Landlord and Tenant shall act reasonably and in good faith.

31.19 NON-DISCRIMINATION. Landlord and Tenant acknowledge and agree that there shall be no discrimination against, or segregation of, any person, group of persons, or entity on the basis of race, color, creed, religion, age, sex, marital status, national origin, or ancestry in the leasing, subleasing, transferring, assignment, occupancy, tenure, use, or enjoyment of the Premises, or any portion thereof.

31.20 ARBITRATION.

31.20.1 GENERAL SUBMITTALS TO ARBITRATION. The submittal of all matters to arbitration in accordance with the terms of this Section 31.20 shall be the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under this Lease, except for (i) determination of Fair Market Rental for the Option Period(s), which shall be determined in accordance with Section 2.3 above, and (ii) claims relating to Landlord's exercise of any unlawful detainer rights pursuant to California law or rights or remedies used by Landlord to gain possession of the Premises or terminate Tenant's right of possession to the Premises. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the terms of this Section 31.20 and all attempts to circumvent the terms of this Section
31.20 shall be absolutely null and void and of no force or effect whatsoever.

31.20.2 JAMS/ENDISPUTE. Any dispute to be arbitrated pursuant to the provisions of this Section 31.20 shall be determined by binding arbitration before a retired judge of the Superior Court of the State of California (the "ARBITRATOR") under the auspices of JAMS/Endispute ("JAMS") in San Diego, California. Such arbitration shall be initiated by the parties, or either of them, within ten (10) business days after either party sends written notice (the "ARBITRATION NOTICE") of a demand to arbitrate by registered or certified mail to the other party and to JAMS. The Arbitration Notice shall contain a description of the subject matter of the arbitration, the dispute with respect thereto, the amount involved, if any, and the remedy or determination sought. The parties may agree on a retired judge from the JAMS panel. If they are unable to promptly agree, JAMS will provide a list of three (3) available judges and each party may strike one. The remaining judge (or if there are two (2), the one selected by JAMS) will serve as the Arbitrator. In the event that JAMS shall no longer exist or if JAMS fails or refuses to accept submission of such dispute, then the dispute shall be resolved by binding arbitration before the American Arbitration Association ("AAA") in San Diego, California under the AAA's commercial arbitration rules then in effect.

31.20.3 ARBITRATION PROCEDURE.

      31.20.3.1 PRE-DECISION ACTIONS. The Arbitrator shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The parties will submit proposed discovery schedules to the Arbitrator at the preheating conference. The scope and duration of discovery will be within the sole discretion of the Arbitrator. The Arbitrator shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition OF parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances.

        31.20.3.2 THE DECISION. Any party may be represented by counsel or other authorized representative. In rendering a decision(s), the Arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of California and the terms and provisions of this Lease. The Arbitrator's decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief that is just and equitable. The decision must be based on, and accompanied by, a written statement of decision explaining the factual and legal basis for the decision as to each of the principal controverted issues. The decision shall be conclusive and binding, and it may thereafter be confirmed as a judgment by the Superior Court of the State of California, subject only to challenge on the grounds set forth in California Code of Civil Procedure Section 1286.2. The validity and enforceability of the Arbitrator's decision is to be determined exclusively by the California courts pursuant to the provisions of this Lease. The Arbitrator may award costs, including without limitation attorneys' fees, and expert and witness costs, to the prevailing party, if any, as determined by the Arbitrator in its discretion. The Arbitrator's fees and costs shall be paid by the non-prevailing party as determined by the Arbitrator in its discretion. A party shall be determined by the Arbitrator to be the prevailing party if its proposal for the resolution of a dispute is the closer to that adopted by the Arbitrator.

32. LEASE EXECUTION.

32.1 AUTHORITY. If either Landlord or Tenant executes this Lease as a partnership or corporation, then such party represents and warrants that: (a) Landlord or Tenant, as applicable, is a duly authorized and existing partnership or corporation, as the case may be, and is qualified to do business in the state in which the Premises are located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on behalf of Landlord or Tenant, as applicable, in accordance with such party's partnership agreement (if Landlord or Tenant is a partnership), or a duly adopted resolution of such party's board of directors and such party's by-laws (if Landlord or Tenant is a corporation); and (c) this Lease is binding upon Landlord and Tenant in accordance with its terms.

32.2 NO OPTION. The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until it has been executed by Landlord and delivered to Tenant.

33. BUILDING 3.

33.1 OPTION TO EXPAND. Landlord hereby grants to Tenant the option ("EXPANSION OPTION") to expand the Premises to include an additional approximately 57,000 rentable square foot building ("BUILDING 3") to be constructed by Landlord at the approximate location in the Project shown on Exhibit "A."

33.1.1 EXERCISE OF EXPANSION OPTION. The Expansion Option shall be exercised, if at all, by written notice ("EXPANSION NOTICE") from Tenant to Landlord of such exercise no later than the date which is two (2) years after the Commencement Date. The Expansion Option shall be personal to the Original Tenant and any assignee of Tenant's entire interest under this Lease (including, without limitation, an assignment to a Permitted Non-Affiliate Assignee) where such assignment is permitted under Article 14 above ("PERMITTED ASSIGNEE"), and may not be assigned or transferred to any other person or entity. Tenant shall not have the right to exercise the Expansion Option if, as of the date of the Expansion Notice, Tenant is in default under this Lease after expiration of applicable cure periods.

33.1.2 CONSTRUCTION OF BUILDING 3. If Tenant timely exercises its Expansion Option, the Base Improvements for Building 3 shall be completed in accordance with the specifications for the Base Improvements for the initial Buildings, and the Tenant Improvements in Building 3 shall be completed by Landlord in accordance with the Work Letter except that (i) the Allowance for Building 3 shall be an amount equal to the product of (a) Twenty-Nine and no/100 Dollars ($29.00) per rentable square foot of Building 3 multiplied by (b) a fraction, the numerator of which is one hundred twenty (120) minus the number of months between the Commencement Date and the Expansion Commencement Date (as that term is defined in Section 33.1.3 below) and the denominator of which is one hundred twenty (120), and (ii) the schedule specified in Section 6 of the Work Letter shall be as reasonably determined by Landlord and Tenant in good faith given the date of Landlord's receipt of the Expansion Notice. However, Landlord acknowledges that Tenant shall be entitled to commence the preparation and approval process for the Preliminary Plans and Final Plans for Building 3 prior to the time that Tenant delivers the Expansion Notice to Landlord and to have Landlord apply for plan check of the Final Plans, all at Tenant's sole cost and expense; provided, however, that if Tenant subsequently exercises the Expansion Option by delivery of the Expansion Notice, upon full execution and delivery of the amendment to this Lease in order to document such expansion, Landlord shall reimburse Tenant for any costs so incurred by Tenant and charge the Allowance for Building 3 for such reimbursed amount; provided, however, only that portion of such reimbursement attributable to the Tenant Improvements for Building 3 as opposed to the Base Improvements, shall be charged against the Allowance for Building 3.

33.1.3 TERMS OF TENANT'S LEASE OF BUILDING 3. IF Tenant exercises its Expansion Option, Tenant's lease of Building 3 shall be upon all of the terms and conditions specified in this Lease for Tenant's lease of the original Premises including, without limitation, the same rate of Monthly Rent payable (per rentable square foot) then in effect for the original Premises (and subject to the same increases at the same times provided for the original Premises pursuant to this Lease) and the Term for Tenant's lease of Building 3 shall be co-terminous with the Term for Tenant's lease of the original Premises. The Term for Building 3 and Tenant's obligation to pay Monthly Rent with respect to Building 3 shall commence upon the date ("EXPANSION COMMENCEMENT DATE") of Substantial Completion (as determined in accordance with the Work Letter) of Improvements for Building 3 (subject to acceleration as provided in, and subject to, Section 7.1 of the Work Letter). If Tenant timely exercises the Expansion Option, Landlord and Tenant shall execute an amendment to this Lease adding Building 3 to the Premises upon the terms and conditions set forth in this
Section 33.1. If Tenant timely exercises the Expansion Option, or if Tenant exercises its Right of First Refusal pursuant to Section 33.2 below with respect to all of Building 3, commencing as of the effective date of Tenant's lease of Building 3, that certain site located adjacent to Building 3 as shown on Exhibit "A" hereto (the "BUILDING 3 SITE") shall be added to Tenant's Site, in which case Tenant shall be responsible for repair and maintenance of the Building 3 Site as provided in, and subject to, Article 11 above.

33.1.4 CONSIDERATION FOR EXPANSION OPTION. In consideration for Landlord's grant of the Expansion Option to Tenant, Tenant shall pay to Landlord, as additional rent, Fifty-One Thousand Two Hundred Eighty-Eight and no/100 Dollars ($51,288.00) on the Commencement Date and every three (3) months thereafter until the earlier of (i) the date Tenant delivers the Expansion Notice, or (ii) the expiration of the twenty-first (21st) full month of the Term. Such payments may be referred to herein as the "EXPANSION PAYMENTS." If Tenant delivers the Expansion Notice, then Tenant shall have no further obligation to make any Expansion Payments. In addition, Tenant may elect to discontinue its Expansion Payments; provided, that if Tenant fails to make any Expansion Payment on a timely basis, the Expansion Option shall terminate if Tenant fails to reinstate such payments within ten (10) business days of Tenant's receipt of written notice from Landlord to that effect (in which case Tenant's Right of First Refusal specified in Section 33.2 below shall apply). If Tenant elects not to lease Building 3 pursuant to this Section 33.1 or Section 33.2 below, Landlord may construct Building 3 for occupancy by a third party; provided, however, that parking applicable to such building shall contain at least four (4) parking spaces for each one thousand (1,000) rentable square feet of such building and the restrictions set forth in Section 34 below shall apply. Landlord agrees to use commercially reasonable efforts to cause the Base Improvements for Building 3 to be completed within eight (8) months after Landlord's receipt of the Expansion Notice and Landlord's procurement of a building permit for Building 3 (and Landlord agrees to promptly apply for and thereafter diligently pursue a building permit for Building 3 following receipt of the Expansion Notice).

33.2 RIGHT OF FIRST REFUSAL. If Tenant's Expansion Option specified in Section
33.1 expires or if Tenant otherwise discontinues making the Expansion Payments, thereupon Tenant shall have a continuing right of first refusal ("RIGHT OF FIRST REFUSAL") with respect to all or any portion of Building 3. Tenant's First of First Refusal shall be on the terms and conditions set forth in this Section 33.2.

33.2.1 PROCEDURE. Landlord shall notify Tenant (the "FIRST REFUSAL NOTICE") from time to time when Landlord has reached agreement with a third party on the basic economic terms and conditions for said third party's lease of all or any portion of Building 3 ("BUILDING 3 SPACE"). The First Refusal Notice shall set forth such basic economic terms and conditions (collectively the "ECONOMIC TERMS") including, without limitation, the term for such proposed lease, the tenant improvement allowance applicable to such lease, the rental rate applicable to such lease, the proposed commencement date and any other basic economic terms and conditions. Notwithstanding the foregoing, Landlord shall have no obligation to deliver the First Refusal Notice and Tenant's Right of First Refusal shall expire upon expiration of the initial Lease Term.

33.2.2 PROCEDURE FOR ACCEPTANCE. If Tenant wishes to exercise Tenant's Right of First Refusal, then within fifteen (15) business days after delivery of the First Refusal Notice to Tenant (the "ELECTION DATE"), Tenant shall deliver written notice to Landlord ("TENANT'S ELECTION NOTICE") pursuant to which Tenant shall elect either to (i) lease the Building 3 Space upon the Economic Terms as set forth in the First Refusal Notice and the same non-Economic Terms as set forth in this Lease; (ii) refuse to lease the Building 3 Space, specifying that such refusal is not based upon the Economic Terms set forth by Landlord in the First Refusal Notice, but upon Tenant's lack of need for the Building 3 Space in which event Landlord may lease the Building 3 Space to any entity on any terms Landlord desires and Tenant's Right of First Refusal with respect to the Building 3 Space specified in Landlord's First Refusal Notice shall thereupon terminate and be of no further force or effect until such time as the next tenant's lease of the Building 3 Space expires or terminates (including any renewal or extension of such lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease); or (iii) refuse to lease the Building 3 Space, specifying that such refusal is based upon the Economic Terms set forth in the First Refusal Notice, in which event Tenant shall also specify in Tenant's Election Notice revised Economic Terms (which may include, without limitation, a lease term which is co-terminus with Tenant's lease of the Premises if such is not the case in the Economic Terms proposed by Landlord) upon which Tenant would be willing to lease such Building 3 Space from Landlord. If Tenant does not so respond in writing to Landlord's First Refusal Notice by the Election Date, Tenant shall be deemed to have elected the option described in clause (ii) above. If Tenant timely delivers to Landlord Tenant's Election Notice pursuant to clause (iii) above, and if Tenant's Election Notice is received by Landlord prior to the Election Date, then Landlord and Tenant shall negotiate, in good faith, for a period of ten (10) business days after Landlord's receipt of Tenant's Election Notice (the "EXPANSION NEGOTIATING PERIOD") to agree upon such Economic Terms. If Tenant delivers Tenant's Election Notice pursuant to clause
(iii) above, but Landlord and Tenant do not agree upon such Economic Terms on or before the expiration of the Expansion Negotiating Period, Landlord may elect either to (a) lease the Building 3 Space to Tenant upon the revised Economic Terms specified by Tenant in Tenant's Election Notice, and the same non-Economic Terms as set forth in this Lease; or (b) within one hundred eighty (180) days after the Election Date, lease the Building 3 Space to any person or entity upon any terms Landlord desires; provided, however, if the Economic Terms of Landlord's proposed lease to said third party are more favorable to the third party than those Economic Terms proposed by Tenant in Tenant's Election Notice, before entering into such third party lease, Landlord shall notify Tenant of such more favorable Economic Terms and Tenant shall have the right to lease the Building 3 Space upon such more favorable Economic Terms by delivering written notice thereof to Landlord within ten (10) business days after Tenant's receipt of Landlord's notice. If Tenant does not elect to lease such space from Landlord within said ten (10) business day period, Tenant shall be deemed to have elected the option described in clause (ii) above and Tenant's Right of First Refusal shall thereupon terminate and be of no further force or effect until such time as the next tenant's lease of the Building 3 Space expires or terminates (including any renewal or extension of such lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease). In determining whether the Economic Terms of Landlord's proposed lease to a third party are more favorable to the third party than those Economic Terms proposed by Tenant in Tenant's Election Notice, the rent and all concessions shall be blended on a straight-line basis to an effective rental rate throughout the term of the proposed lease with the third party, and compared with the effective rental rate blending on a straight line basis the rent and all concessions for the term proposed by Tenant in Tenant's Election Notice. If Tenant timely delivers to Landlord Tenant's

Election Notice pursuant to clause (ii) or (iii) above (or is deemed to have elected the option in clause (ii) above), and if Landlord elects to proceed to lease the Building 3 Space to a third party pursuant to this Section 33.2.2 above, but fails to execute a lease with such third party within one hundred eighty (180) days after the Election Date, then before leasing the Building 3 Space to any third party, Landlord shall once again be required to deliver a First Refusal Notice to Tenant pursuant to Section 33.2.1 above and the foregoing procedures of this Section 33.2 shall once again apply.

33.2.3 LEASE OF BUILDING 3 SPACE. If Tenant timely exercises Tenant's right to lease the Building 3 Space as set forth herein, Landlord and Tenant shall execute an amendment to this Lease adding the Building 3 Space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the Economic Terms and conditions as provided in this Section 33.2.

33.2.4 TERMINATION OF RIGHT OF FIRST REFUSAL. The rights set forth in this
Section 33.2, and Landlord's obligations with respect thereto, shall be personal to the Original Tenant and any Permitted Assignee, including a Permitted Non-Affiliate Assignee. Tenant shall not have the right to lease the Building 3 Space if, as of the date of the attempted exercise of any Right of First Refusal by Tenant, Tenant is in default under this Lease after any applicable notice and cure periods.

34. EXPANSION OF PROJECT.

If Landlord owns, as of the date of execution of this Lease or in the future, any land which is adjacent to the Premises and is so designated on the Site Plan attached to this Lease as Exhibit "A" ("ADJACENT LAND") and Landlord elects to develop such Adjacent Land, Landlord shall only develop buildings that are of substantially the same design as the Buildings leased to Tenant under this Lease including, without limitation, substantially the same amount of parking and substantially the same landscaping and building height, so that such Adjacent Land together with the Premises looks and feels like an integrated campus. In no event shall any building constructed on such Adjacent Land be greater than three
(3) floors unless Tenant otherwise consents, which consent may be withheld by Tenant in its sole and absolute discretion. Landlord agrees that prior to commencement of construction on, or SALE of, any lots in the Project (other than Tenant's Site), covenants, conditions and restrictions shall be recorded against such lot(s), or an individual covenant shall be recorded against such lot(s), in each case specifying that any roof-top equipment on buildings erected on such lot(s) shall be architecturally screened in such a manner as to provide an aesthetically pleasing view over such buildings.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.


"TENANT"                               DATAWORKS CORPORATION, a California
                                       corporation

                                       By: /s/ STUART CLIFTON
                                          --------------------------------------
                                           Name:  STUART CLIFTON
                                                  ------------------------------
                                           Title: PRESIDENT & CEO

                                       By: /s/ NORMAN R. FARQUHAR
                                          --------------------------------------
                                           Name:  Norman R. Farquhar
                                                  ------------------------------
                                           Title: Executive Vice President & CFO

"LANDLORD"                             ADI RESEARCH PARTNERS, L.P.,
                                       a California limited partnership


                                       By:  Allen Development, Inc., a
                                            California corporation general
                                            partner

                                            By /s/ RICHARD S. ALLEN
                                               --------------------------------
                                               Name:  Richard S. Allen
                                                     ---------------------------
                                               Title: Chief Executive Officer
                                                      --------------------------


                                            By  /s/ DAVID L. DICK
                                               --------------------------------
                                               Name:  DAVID L. DICK
                                                     ---------------------------
                                               Title: SECRETARY
                                                      --------------------------


----------
NOTE:

IF TENANT IS A CALIFORNIA CORPORATION, then one of the following alternative requirements must be satisfied:

  (A) This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must sign twice; once as one officer and again as the other officer.

  (B) If there is only one (1) individual signing in two (2) capacities, or if the two (2) signatories do not satisfy the requirements of (A) above, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in the form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Lease.

IF TENANT IS A CORPORATION INCORPORATED IN A STATE OTHER THAN CALIFORNIA, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in the form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Lease.

                                  EXHIBIT "A"

                       SITE PLAN PREMISES AND BUILDING 3

                                   EXHIBIT "B"

                              WORK LETTER AGREEMENT


               This Work Letter Agreement supplements the Single-Tenant Industrial Lease (the "LEASE") to which this Work Letter Agreement is attached. All terms not defined herein shall have the same meanings as set forth in the Lease.

        1. Construction of Base Improvements and Tenant Improvements.

        Landlord shall construct, through Reno Construction or any other general contractor reasonably approved by Tenant, the "BASE IMPROVEMENTS" described on
Schedule 1 attached hereto. Any changes to Schedule 1 shall be subject to Tenant's approval, which approval shall not be unreasonably withheld or delayed. In addition, Landlord shall construct, through the contractor selected pursuant to Section 4 below, all other portions of the Buildings to be occupied by Tenant pursuant to the Lease (collectively, the "TENANT IMPROVEMENTS") in accordance with the Final Plans for the Tenant Improvements approved by Landlord and Tenant pursuant to Paragraph 2 below. The Base Improvements and Tenant Improvements are collectively referred to as the "IMPROVEMENTS." All Improvements shall be constructed pursuant to this Work Letter Agreement.

        2. Plans and Specifications for Improvements.

               2.1 All plans and specifications, and approvals or disapprovals thereof, for the Tenant Improvements shall be submitted in accordance with the schedule set forth in Paragraph 6 below.

               2.2 Tenant shall retain Ware & Malcomb Architects, Inc. or any other architect reasonably approved by Landlord (the "ARCHITECT") to prepare and deliver to Landlord for Landlord's reasonable approval preliminary plans for the Tenant Improvements (the "PRELIMINARY PLANS"). If Landlord shall reasonably disapprove of any portion of the Preliminary Plans, Landlord shall advise Tenant of such revisions, and reasons therefor. Tenant shall then submit to Landlord, for Landlord's reasonable approval, a redesign of the Preliminary Plans, incorporating the revisions reasonably required by Landlord.

               2.3 Tenant shall then cause the Architect to prepare from the approved Preliminary Plans complete architectural plans, drawings and specifications for the Tenant Improvements. Such complete plans, drawings and specifications are referred to herein as the "FINAL PLANS". All items shown on the Final Plans other than the Base Improvements shall be considered to be Tenant Improvements. Tenant shall submit the Final Plans for the approval of Landlord in the same manner as provided in Paragraph 2.2 above for approval by Landlord of the Preliminary Plans.

               2.4 Tenant acknowledges that, unless specifically shown as Landlord's responsibility on the Final Plans, the Improvements shall not include, and Landlord shall not be responsible for, the design, construction or installation of, various nonstructural items which Tenant may find desirable for the Premises including, without limitation, furniture, trade fixtures, office equipment, telephone, telecommunications and data equipment and systems, plantscaping, artwork or cabling; Tenant may enter the Premises to install these items as provided in, and subject to, Section 2.2 of the Lease and Paragraph 5 below.

        3. Allowance for Work and Work Cost.

               3.1 Landlord shall construct the Base Improvements at Landlord's sole cost. Tenant shall receive from Landlord an allowance (the "ALLOWANCE") of Twenty-Nine Dollars ($29.00) per rentable square foot of the Premises, which Allowance shall be used solely for Work Costs for the Tenant Improvements. All Tenant Improvements, whether or not the cost thereof is covered by the Allowance, shall become the property of Landlord upon expiration or earlier termination of the Lease and shall remain on the Premises at all times during the Term of the Lease. Tenant shall be entitled to a credit of up to a maximum of Two Dollars ($2.00) per rentable square foot of the Premises against Tenant's first obligations to pay Monthly Rent under the Lease for any portion of the Allowance not used BY Tenant; however, Tenant shall be entitled to no payment or rent reduction for any part of the Allowance not used by Tenant to the extent such unused portion exceeds said Two Dollars ($2.00) per rentable square foot maximum.

               3.2 As used herein, "WORK COSTS" mean (i) all out-of-pocket fees and expenses incurred by Landlord or Tenant in connection with the design, permitting and construction of the Tenant Improvements, including, without limitation, architectural and engineering fees for the preparation of the Preliminary Plans and Final Plans, (ii) the actual contractor costs and charges for material and labor, contractor's profit, overhead and general conditions incurred by Landlord in having the Tenant Improvements constructed in accordance with the Final Plans, (iii) governmental agency plan check, permit and other fees and sales and use taxes, (iv) testing and inspection costs, (v) any paint touch-up or repair work necessary due to Tenant's move into the Premises, and
(vi) all other reasonable costs expended or to be expended by Landlord in the construction of the Tenant Improvements.

               3.3 As promptly as practicable following Tenant's approval of the Final Plans, Landlord shall submit to Tenant a written estimate of the Work Costs for the Tenant Improvements. Thereupon, Tenant shall either approve the estimate or disapprove specific items and submit to Landlord proposed revisions of Final Plans to reflect the deletion of and/or substitution for such disapproved items. Any such deletions and/or substitutions to the Final Plans will be processed in accordance with Subparagraphs 3.7 and 3.8 below. Upon Tenant's final written approval of said estimate (such approved estimate to be referred to herein as the "WORK COST STATEMENT"), Landlord shall have the right to purchase special materials requiring extended delivery time as set forth on the Final Plans and to commence the construction of the items included in said Work Cost Statement pursuant to Paragraph 4 hereof.



                                  EXHIBIT "B"

               3.4 If the Final Plans or any amendment thereto requested by Tenant shall require changes in the Base Improvements, the increased cost of the Base Improvements caused by such changes shall be charged as a Work Cost. The cost thereof shall include all architectural and/or engineering fees and expenses in connection therewith. Alternatively, if any amendment to the Final Plans is requested by Landlord and not requested by Tenant, and if such amendment requires an increase in the cost of the Base Improvements, such increased cost of the Base Improvements shall be at Landlord's sole expense. However, notwithstanding the foregoing, if the Final Plans require a change in the Base Improvements in order to cause the Final Plans to comply with applicable codes, such increased cost of the Base Improvements shall be charged as a Work Cost.

               3.5 Landlord's written estimate of the Work Costs shall include a reasonable contingency to allow for changes in the Tenant Improvements and/or other unforeseen costs and expenses arising after Tenant's approval thereof.

               3.6 In the event that the Work Cost Statement exceeds the Allowance, Tenant shall pay the excess (the "TENANT'S CONTRIBUTION") directly to the general contractor in accordance with the following procedure: upon Landlord's receipt of a monthly draw request from the general contractor for the Tenant Improvements and Landlord's approval of such draw request, Landlord shall forward such draw request to Tenant together with Landlord's determination (calculated in the manner set forth below) of that portion of Tenant's Contribution applicable to such draw request. The applicable portion of Tenant's Contribution for each draw request shall be calculated as the percentage which Tenant's Contribution bears to the total amount set forth in the Work Cost Statement. Such monthly payments by Tenant shall, however, be reduced to the extent of any retention provided in Landlord's construction contract with the general contractor for the Tenant Improvements (which final retention shall be payable by Tenant together with Landlord's payment of such final retention). Landlord will give Tenant periodic reports (not less than monthly) on estimated and actual Work Costs incurred and Landlord will make Landlord's books and records concerning the Work Costs reasonably available for Tenant's review.

               3.7 In the event that changes to the Final Plans are requested by Tenant and approved by Landlord or required by any governmental agency subsequent to Landlord's approval thereof, the changes shall be incorporated into the work by means of change order.

               3.8 Any change orders to the approved Final Plans which are requested by Tenant and approved by Landlord or required by any governmental agency shall be forwarded to Landlord for approval and costing. Tenant shall be given a written cost estimate for the completion of said change order and an estimate of any delay in Substantial Completion (if any) which may result from such change order. If the change order is requested by Tenant, Tenant may, following receipt of the written cost estimate for the change order and the estimate of any delay, rescind its request for the change order. To the extent any change order requested by Tenant or required by any governmental agency increases the total amount of Work Costs, and if the total amount of Work Costs exceeds the Allowance, Tenant shall pay such increased cost (to the extent such cost is not covered by any remaining portion of the Allowance) directly to the general contractor for the Tenant Improvements as such increased costs are invoiced on a monthly basis from the general contractor as a part of the general contractor's draw request.

               3.9 If Tenant fails to pay any amounts due from Tenant to the general contractor pursuant to this Section 3 on a timely basis (unless Tenant, in good faith, disputes the payment of any such amounts, in which event Tenant shall pay the undisputed portion and any delays involved in resolving such dispute shall be deemed to constitute a Tenant Delay), Landlord may, following at least five (5) business days notice to Tenant, discontinue construction of the Tenant Improvements until Tenant complies with its obligations, in which case any delay in construction resulting therefrom shall be deemed to constitute a Tenant Delay and any increase in costs of construction resulting from such delay shall be born by Tenant.

        4. Construction.

               4.1 Tenant shall be entitled to select the general contractor for construction of the Tenant Improvements. Tenant may make such selection based on either a negotiated bid or competitive bidding basis. If Tenant makes such selection based upon a negotiated bid basis, Tenant shall make such selection within twenty-one (21) days after the Final Plans have been approved by Landlord; provided, however, that any general contractor which Tenant elects to negotiate with (and the general contractor ultimately selected by Tenant) shall be experienced in comparable build-to-suit projects in the San Diego area and shall be subject to Landlord's reasonable, prior written approval. If Tenant elects to select such contractor pursuant to a competitive bidding procedure, the Final Plans shall be submitted by Landlord to at least two (2), but not more than four (4), general contractors experienced in comparable build-to-suit projects in the San Diego area and reasonably preapproved in writing by Landlord. Each such contractor shall submit a sealed, fixed price contract bid (on such bid form as Landlord shall designate and Tenant shall reasonably approve) to construct the Tenant Improvements. Each contractor shall be notified in the bid package of the time schedule for construction of the Tenant Improvements. The bids shall be submitted promptly to Landlord and a reconciliation shall be performed by Landlord (in the presence of Tenant's Construction Representative) to adjust inconsistent or incorrect assumptions so that a like-kind comparison can be made and a low bidder determined. Tenant shall be entitled to select any of such preapproved contractors submitting a bid, provided that such contractor states that it will be able to meet Landlord's construction schedule. Such selection by Tenant shall be made within twenty-one (21) days after Landlord's approval of the Final Plans. In either case (prenegotiated bid or competitive bidding), the general contractor shall only be entitled to use subcontractors reasonably approved by Landlord. Landlord shall have the right, but not the obligation, to choose the contractor selected by Tenant for construction of the Tenant Improvements as the general contractor for construction of the Base Improvements.

               4.2 Following Tenant's approval of the Work Cost Statement, Tenant's selection of the general contractor for the Tenant Improvements and receipt of all relevant governmental agency approvals and permits, and



                               EXHIBIT "B"-Page 2
when the Base improvements have reached a stage suitable for construction of the Tenant Improvements, Landlord shall cause the selected general contractor to commence the construction of the Tenant Improvements. Landlord and/or such general contractor shall have the right to cause all or any portion of such work to be performed by one or more subcontractors. Tenant shall have the right to reasonably approve all subcontractors for all major sub-trades such as the electrical, mechanical, plumbing and HVAC subcontractors. Landlord shall furnish Tenant with a critical path schedule setting forth the projected completion dates therefor and showing the deadlines for any actions required to be taken by Tenant during such construction; such critical path schedule shall be updated by Landlord and provided to Tenant's Construction Representative every thirty (30) days during the course of construction.

          4.3 In connection with the construction of the Improvements, each party shall be entitled to rely upon the other party's construction representative who shall be as follows: Landlord's Construction Representative:
Stephen Stock, Tenant's Construction Representative: Jon R. Johnson. Each respective construction representative shall have the authority to make binding commitments relative to the improvements on behalf of the party appointing such construction representative. All inquiries of Landlord or Tenant pertaining to construction of the Improvements shall be directed in writing to Landlord's Construction Representative or Tenant's Construction Representative, as applicable. A party may designate a substitute construction representative by giving written notice to the other party at any time. Any representatives of Tenant (other than Tenant's Construction Representative) who desire to visit the Premises during construction of the Improvements must first notify Landlord and the general contractor.

     5.   Decorating by Tenant.

          Landlord shall make the Premises reasonably available to Tenant prior to Substantial Completion as provided in Section 2.2 of the Lease. Such early entry by Tenant shall be subject to scheduling by Landlord and such rules and regulations as Landlord may reasonably establish in order to minimize any interference in Landlord's completion of the improvements. If at any time such entry shall cause or threaten a delay in the construction of the improvements, Landlord may terminate Tenant's right to such early entry. Prior to Tenant's entry, Tenant shall deliver evidence to Landlord that Tenant has obtained the insurance required under the Lease. Tenant shall be responsible for any damage to the Improvements caused by Tenant's entry.

     6.   Schedule.

          Preparation and approval of the Preliminary Plans, Final Plans and the Work Cost Statement shall proceed as indicated below.


Action                                  Responsibility      Due Date
------                                  --------------      --------


Submission of the Preliminary Plans     Tenant              30 days following
                                                            the Effective Date

Delivery of written notice              Landlord            5 days after (i)
approving or disapproving
Preliminary Plans

Submission, if necessary, of            Tenant              10 days after (ii)
redesign of Preliminary Plans

Delivery of written notice of           Landlord            3 days after (iii)
final approval of Preliminary
Plans (if (iii) is necessary)

Submission of Final Plans               Tenant              70 days after approval
to Landlord                                                 of Preliminary Plans

Delivery of written notice              Landlord            5 days after (v)
approving or disapproving
Final Plans

Submission, if necessary, of            Tenant              10 days after (vi)
redesign of Final Plans

Delivery of written notice of           Landlord            3 days after (vii)
final approval of Final Plans
(if (vii) is necessary)

Submission of Work Cost estimate        Landlord            20 days after approval
to Tenant                                                   of Final Plans

Delivery of written notice of           Tenant              5 days after (ix)
final approval of Work Cost
Statement


     Delays.

     7.1 If Landlord shall be actually delayed in Substantial Completion of the Improvement the following ("TENANT DELAYS"):


                              EXHIBIT "B" - Page 3

                      (i) Tenant's failure to complete any action item which is the responsibility of Tenant on or before the due date specified in Paragraph 6 above or any subsequently revised schedule as may be approved by Landlord and Tenant, or

                      (ii) Tenant's changes to the Final Plans after Tenant's approval thereof or the date required for Tenant's approval under Paragraph 6 above, whichever is earlier, or

                      (iii) Any delay caused by Tenant's entry pursuant to Paragraph 5, or

                      (iv) Any delay of Tenant in making payment of Tenant's Contribution, or

                      (v) Any other delay caused by Tenant,

then, notwithstanding anything to the contrary set forth in the Lease, and regardless of the actual date of Substantial Completion of the Improvements, the date of Substantial Completion thereof shall be deemed to be the date that Substantial Completion would have occurred if no Tenant Delays had occurred. Nothwithstanding the foregoing, no Tenant Delays shall be deemed to have occurred pursuant to Sections 7.1(ii), (iii), (iv), or (v) above (but not (i) above) until and unless Landlord has given written notice to Tenant specifying the action or inaction which Landlord contends constitutes a Tenant Delay. Except as provided herein to the contrary, if such action or inaction is not cured within one (1) business day after Tenant's receipt of such notice, then a Tenant Delay shall be deemed to have occurred commencing as of the date Tenant received such notice and continuing for the number of days the completion of the Improvements was in fact delayed as a result of such action or inaction.

               7.2 In the event that the Substantial Completion of the Improvements has not occurred by the "OUTSIDE DATE," which shall be August 1, 1999, as such August 1, 1999 date may be extended by the number of days of Tenant Delays and by the number of days of "Force Majeure Delays" (as defined below), then as Tenant's sole remedy (except as provided in Section 2.5 of the Lease), upon the Commencement Date, Landlord shall pay to Tenant an amount equal to the product of Five Thousand Dollars ($5,000.00) multiplied by the number of days from the Outside Date (as so extended) until the Commencement Date. By way of example only, and not as a limitation upon the foregoing, if Landlord experiences ten (10) days of Tenant Delays and five (5) days of Force Majeure Delays and if Substantial Completion of the Improvements occurs on August 20, 1999, then the amount so payable by Landlord to Tenant shall be Twenty Thousand Dollars ($20,000.00) (i.e., the Outside Date shall be extended by a total of fifteen (15) days to August 16, 1999 which is four (4) days prior to the date of Substantial Completion of the Improvements; 4 x $5,000.00 = $20,000.00). For purposes of this Lease, "FORCE MAJEURE DELAYS" shall mean and refer to a period of delay or delays encountered by Landlord affecting the work of construction of the Improvements because of delays due to excess time in obtaining governmental permits or approvals beyond the time period normally required to obtain such permits or approvals for similar projects in San Diego, California; fire, earthquake or other acts of God; acts of the public enemy; riot; public unrest; governmental regulations of the sales of materials or supplies or the transportation thereof; strikes or boycotts; shortages of material or labor or any other cause beyond the reasonable control of Landlord. However, no Force Majeure Delay shall be deemed to have occurred unless and until Landlord has provided written notice to Tenant specifying the circumstance that Landlord contends constitutes a Force Majeure Delay. If such circumstance is not rectified within one (1) business day after Tenant's receipt of such notice, then a Force Majeure Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice was received and continuing for the number of days that Substantial Completion of the Improvements was in fact delayed as a result of such circumstance.

        8. Substantial Completion; Punch List.

               8.1 "SUBSTANTIAL COMPLETION" of the Improvements shall be deemed to have occurred when the Premises has been completed pursuant to the Final Plans with the exception of any "PUNCH LIST ITEMS" as that term is defined in
Section 8.2 below such that Tenant can conduct normal business operations from the Premises: all of the heating, ventilating, air-conditioning ("HVAC"), and plumbing, life safety, mechanical and/or electrical systems for each of the Buildings (collectively "BUILDING SYSTEMS") are operational to the extent necessary to service the Premises; a certificate of occupancy (or a reasonably substantial equivalent such as a sign off from a building inspector or a temporary certificate of occupancy) is issued for the Premises; and all required parking spaces and all exterior landscaping (including both hardscape and softscapes) have been substantially completed; Landlord has tendered possession of the Premises to Tenant and Tenant has continuous and commercially reasonable uninterrupted ingress and egress to the Buildings and access to the Premises is available to Tenant. The existence of Punch List Items referred to in Paragraph
8.2 below shall not impact the determination of Substantial Completion.

               8.2 No earlier than ten (10) days prior to the estimated date of Substantial Completion of the Improvements, Tenant's Construction Representative, Landlord's Construction Representative and Architect shall jointly conduct a walk-through of the Improvements and shall jointly prepare a punch list ("PUNCH LIST") of items needing additional work ("PUNCH LIST ITEMS"), none of which shall materially interfere with Tenant's use and occupancy of the Premises for the Permitted Use and all of which shall be corrected within thirty
(30) days after compilation of the Punch List (except that if any item may be reasonably expected to take more than thirty (30) days to correct, Landlord shall commence to correct such item within said thirty (30) day period and shall diligently proceed to correct such item thereafter); provided, however, the Punch List shall be limited to items which are required by the Final Plans and any other changes agreed to by the parties. In addition to the inspection provided for above, no later than fifteen (15) days following the Commencement Date, Tenant's Construction Representative and Landlord's Construction Representative shall re-inspect the Premises and shall prepare a new Punch List of items which were not discovered during the pre-Commencement Date inspection; provided, however, that any items damaged during Tenant's move in or occupancy shall not be included in such Punch List and shall be repaired or replaced by Tenant at Tenant's sole cost and expense. Finally, in addition to the inspections provided for above, approximately ten (10) months after the Commencement Date,



                               EXHIBIT "B"-Page 4

Tenant's Construction Representative and Landlord's Construction Representative shall conduct a walk through of the Premises for purposes of identifying any issues covered by warranty, so that such issues may be identified prior to the expiration of said warranties.

        9. Miscellaneous.

               9.1 Neither Tenant nor the general contractor shall be charged directly or indirectly for the use of elevators, hoists, water, electricity, heating, ventilation and air-conditioning, security or parking. The general contractor and all subcontractors performing work on the Tenant Improvements shall be allowed to utilize the temporary power and portable restroom facilities of the contractor performing work on the Base Improvements free of charge until permanent power and restrooms are completed and available. Landlord shall not charge Tenant or the Allowance any fee of any kind to manage the design and construction of the Premises.

               9.2 At Tenant's option, Landlord agrees to assign to Tenant or to otherwise use commercially reasonable efforts to enforce all warranties (including any statutory obligations of the contractor) received from all contractors and subcontractors involved in the construction of the Premises.

               9.3 Prior to Substantial Completion of the Improvements, the general contractor shall thoroughly clean the Premises. In addition, promptly after completion, Landlord shall deliver to Tenant copies of "as-built" plans for the Buildings and Tenant's Site.



                               EXHIBIT "B"-Page 5

                                   SCHEDULE 1

                        DESCRIPTION OF BASE IMPROVEMENTS


The following is a description of Base Improvements for the Premises. Any items not specifically identified are intended to be included with the Tenant Improvements.

The Buildings shall be two (2) story painted concrete tilt-up shell style buildings with a combination of "punched" window openings and glass curtain wall to include the following items:

1) Completed men's and women's restrooms to include full height ceramic tile on all walls and complete tile on the entire floor with a floor drain that will coordinate with Tenant's finish plans. The restrooms shall contain high quality fixtures and mirrors, adequately sized, the countertops shall be of man-made "stone-like" material provided at Landlord's expense, or if Tenant desires an upgrade, Tenant may upgrade as a charge to the Allowance, in which case Tenant shall receive a credit for Landlord's standard material.

2) Completed telephone/electrical closets on each floor, properly vented and lighted.

3) Completed and painted stairwells to include any required lighting, excluding exit lighting within the Premises.

4) Completed packaged variable volume mechanical system on the roof of the Buildings, properly installed with all electrical and plumbing completed, noise and vibration attenuated at a ratio of approximately three (3) tons of capacity for every 1,000 rentable square feet in the Buildings which will enable the inside temperature to be consistent with the mechanical design as mutually approved by Landlord and Tenant. The roof shall be penetrated for supply and return duct shafts (properly insulated with sound boots or other methods where required to attenuate noise and vibration) and the main loop shall be installed in the shell.

5) The core and stairwell vestibules and the elevator lobbies shall be sheet-rocked throughout the Buildings. All sheet-rock shall be properly taped, mudded, sanded to a smooth finish, paint ready. The perimeter of the inside exterior walls shall have completed studs with insulation installed prior to Tenant Improvements at Landlord's expense.

6) All floors shall be delivered finished smooth (wall to wall) and shall be flat to a level of one-quarter (1/4) inch over ten (10) feet in any direction (noncumulative), free of cracks of greater than one-eighth (1/8) inch in width and with no height differential on either side of the crack, except for expansion or control joints which shall be installed and completed in conformance with industry standards. The floors shall be ready to accept floor covering, with only minor floor-floating required. The ground floor shall be sealed if necessary to prevent levels of moisture penetration greater than four (4) pounds after a seventy-two (72) hour calcium chloride test has been completed.

7) Fire and life safety system and fire sprinkler system shall be installed per City of San Diego (or other local jurisdiction) current codes. Final drops for fire sprinklers shall be deducted from the Allowance. The upper floors shall be an approved "fire-rated" enclosure or separation between floors upon shell completion.

8) An electrical system shall be properly installed in each Building using high quality components of between 1600 and 2000 amps, 480/277 volt, 3 phase, 4 wire service located in properly completed electrical rooms. Primary electrical service to the Buildings shall be installed and wired with pad mounted transformer in an acceptable location. Adequate power shall be transformed for house power (to include but not be limited to exterior lighting, landscaping controls, parking lot lighting, etc).

9) The loading capacity of all "upper" floors shall be a minimum live load of eighty (80) pounds per square foot and a minimum dead load of twenty (20) pounds per square foot.

10) A minimum of two (2), four (4) inch empty conduits shall be installed between all Buildings for voice and data communication connections.



                                   SCHEDULE 1

                                   EXHIBIT "C"

                    SAMPLE FORM OF NOTICE OF LEASE TERM DATES


To:______________________              Date:__________________________
   ______________________

Re: Lease dated___________, 19___ between________________, Landlord, and_____________________, Tenant, concerning premises located at_____________________("PREMISES").

Ladies and Gentlemen:

In accordance with the above-referenced Lease, we wish to advise and/or confirm as follows:

1. That the Premises have been accepted by Tenant in accordance with the Lease.

2. That Tenant has accepted and is in possession of the Premises, and acknowledges that under the provisions of the Lease, the Term of the Lease expires on _____________ (subject to earlier termination as provided in the Lease), with two (2) options to renew for five (5) years each, and commenced upon _____________.

3. That in accordance with the Lease, rental payment has commenced.

4. If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

5. Monthly Rent is due and payable in advance on the first day of each and every month during the Term of the Lease. Your rent checks should be made payable to__________________at______________________.


6. The rentable square footage of the Premises is__________________________.


                               AGREED AND ACCEPTED
TENANT:                                LANDLORD:

__________________________________     _________________________________________

By:_______________________________     By:______________________________________

By:_______________________________


                         SAMPLE ONLY [NOT FOR EXECUTION]



                                  EXHIBIT "C"

                                   EXHIBIT "D"

                           ENVIRONMENTAL QUESTIONNAIRE

The purpose of this form is to obtain information regarding the use or proposed use of hazardous materials at the premises. Prospective tenants should answer the questions in light of their proposed operations at the premises. Existing tenants should answer the questions as they relate to ongoing operations at the premises and should update any information previously submitted. If additional space is needed to answer the questions, you may attach separate sheets of paper to this form.

Your cooperation in this matter is appreciated.

1. GENERAL INFORMATION

   Name of Responding Company:__________________________________________________

   Check the Applicable Status:  Prospective Tenant______  Existing Tenant______

   Mailing Address:_____________________________________________________________

   Contact Person and Title:____________________________________________________

   Telephone Number: (___)_______________________

   Address of Leased Premises:__________________________________________________

   Length of Lease Term:________________________________________________________

   Describe the proposed operations to take place on the premises, including principal products manufactured or services to be conducted. Existing tenants should describe any proposed changes to ongoing operations.

   _____________________________________________________________________________
   _____________________________________________________________________________

2. STORAGE OF HAZARDOUS MATERIALS

   2.1 Will any hazardous materials be used or stored on-site?

       Wastes                   Yes____        No_____

       Chemical Products        Yes____        No_____

   2.2 Attach a list of any hazardous materials to be used or stored, the quantities that will be on-site at any given time, and the location and method of storage (e.g., 55-gallon drums on concrete pad).

3. STORAGE TANKS AND SUMPS

   3.1 Is any above or below ground storage of gasoline, diesel or other hazardous substances in tanks or sumps proposed or currently conducted at the premises?

       Yes____        No_____

       If yes, describe the materials to be stored, and the type, size and construction of the sump or tank. Attach copies of any permits obtained for the storage of such substances.

       _________________________________________________________________________
       _________________________________________________________________________

   3.2 Have any of the tanks or sumps been inspected or tested for leakage?

       Yes____        No_____

       If so, attach the results.

   3.3 Have any spills or leaks occurred from such tanks or sumps?

       Yes____        No_____


       If so, describe.
       _________________________________________________________________________
       _________________________________________________________________________

   3.4 Were any regulatory agencies notified of the spill or leak?

       Yes____        No_____

       If so, attach copies of any spill reports filed, any clearance letters or other correspondence from regulatory agencies relating to the spill or leak.

   3.5 Have any underground storage tanks or sumps been taken out of service or removed?

       Yes____        No_____

       If yes, attach copies of any closure permits and clearance obtained from regulatory agencies relating to closure and removal of such tanks.



                                   EXHIBIT "D"

4. SPILLS

   4.1 During the past year, have any spills occurred at the premises?

       Yes____        No_____

       If yes, please describe the location of the spill.
       ______________________________________________________________________
       ______________________________________________________________________

   4.2 Were any agencies notified in connection with such spills?

       Yes____        No_____

       If yes, attach copies of any spill reports or other correspondence with regulatory agencies.

   4.3 Were any clean-up actions undertaken in connection with the spills?

       Yes____        No_____

       Attach copies of any clearance letters obtained from any regulatory agencies involved and the results of any final soil or groundwater sampling done upon completion of the clean-up work.

5. WASTE MANAGEMENT

   5.1 Has your company been issued an EPA Hazardous Waste Generator I.D.
       Number?

       Yes____        No_____

   5.2 Has your company filed a biennial report as a hazardous waste generator?

       Yes____        No_____

       If so, attach a copy of the most recent report filed.

   5.3 Attach a list of the hazardous wastes, if any, generated or to be generated at the premises, its hazard class and the quantity generated on a monthly basis.

   5.4 Describe the method(s) of disposal for each waste. Indicate where and how often disposal will take place.

       ____ On-site treatment or recovery         ______________________________

       ____ Discharged to sewer                   ______________________________

       ____ Transported and disposed of off-site  ______________________________

       ____ Incinerator                           ______________________________

   5.5 Indicate the name of the person(s) responsible for maintaining copies of hazardous waste manifests completed for off-site shipments of hazardous waste.

       _________________________________________________________________________

   5.6 Is any treatment of processing of hazardous wastes currently conducted or proposed to be conducted at the premises:

       Yes____        No_____

       If yes, please describe any existing or proposed treatment methods.______
       _________________________________________________________________________

   5.7 Attach copies of any hazardous waste permits or licenses issued to your company with respect to its operations at the premises.

6. WASTEWATER TREATMENT/DISCHARGE

   6.1 Do you discharge wastewater to:

       ____ storm drain?             ____ sewer?

       ____ surface water?           ____ no industrial discharge

   6.2 Is your wastewater treated before discharge?

       Yes____        No_____

       If yes, describe the type of treatment conducted.

       _________________________________________________________________________
       _________________________________________________________________________

   6.3 Attach copies of any wastewater discharge permits issued to your company with respect to its operations at the premises.

7. AIR DISCHARGES

   7.1 Do you have any filtration systems or stacks that discharge into the air?

       Yes____        No_____


                              EXHIBIT "D" - Page 2

   7.2 Do you operate any of the following types of equipment or any other equipment requiring an air emissions permit?

       ____ Spray booth

       ____ Dip tank

       ____ Drying oven

       ____ Incinerator

       ____ Other (please describe)____________________________________________

       ____ No equipment requiring air permits

   7.3 Are air emissions from your operations monitored?

       Yes____        No_____

       If so, indicate the frequency of monitoring and a description of the monitoring results.

       _________________________________________________________________________

   7.4 Attach copies of any air emissions permits pertaining to your operations at the premises.

8. HAZARDOUS MATERIALS DISCLOSURES

   8.1 Does your company handle hazardous materials in a quantity equal to or exceeding an aggregate of 500 pounds, 55 gallons, or 200 cubic feet per month?

       Yes____        No_____

   8.2 Has your company prepared a hazardous materials management plan pursuant to any applicable requirements of a local fire department or governmental agency?

       Yes____        No_____

       If so, attach a copy of the business plan.

   8.3 Has your company adopted any voluntary environmental, health or safety program?

       Yes____        No_____

       If so, attach a copy of the program. No formal program. We recycle paper, aluminum cans, and scrap aluminum.

9. ENFORCEMENT ACTIONS, COMPLAINTS

   9.1 Has your company ever been subject to any agency enforcement actions, administrative orders, or consent decrees?

       Yes____        No_____

       If so, describe the actions and any continuing compliance obligations imposed as a result of these actions.

       _________________________________________________________________________

   9.2 Has your company ever received requests for information, notice or demand letters, or any other inquiries regarding its operations?

       Yes____        No_____

   9.3 Have there ever been, or are there now pending, any lawsuits against the company regarding any environmental or health and safety concerns?

       Yes____        No_____

   9.4 Has an environmental audit ever been conducted at your company's current facility?

       Yes____        No_____

       If so, identify who conducted the audit and when it was conducted.

       _________________________________________________________________________

The undersigned represents to Landlord that the foregoing is accurate and complete in all material respects.

DATAWORKS CORPORATION, a California corporation

By:_________________________
Name:_______________________
Title:______________________
Date:_______________________



                              EXHIBIT "D" - Page 3

                                   EXHIBIT "E"
                   SAMPLE FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned ("TENANT") hereby certifies to_______________________("LANDLORD"), and__________________, as follows:

1. Attached hereto is a true, correct and complete copy of that certain Lease dated_____ 19__ between Landlord and Tenant (the "LEASE"), which demises Premises which are located at_______________________. The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Section 6 below.

2. The term of the Lease commenced on_____________, 19_ (Office
Building),______________, 19__ (Manufacturing Building, and____________________,
19_ (Parking Lot).

3. The term of the Lease is currently scheduled to expire on____________, 19__.

4. Tenant has no option to renew or extend the Term of the Lease except:________
   ______________________________________.

5. Tenant has no preferential right to purchase the Premises.

6. The Lease has: (Initial One).

( ) not been amended, modified, supplemented, extended, renewed or assigned.

( ) been amended, modified, supplemented, extended, renewed or assigned by the following described agreements, copies of which are attached hereto:____________
_______________________________________.

7. Tenant has accepted and is now in possession of the Premises and has not sublet, assigned or encumbered the Lease, the Premises or any portion thereof except as follows:_____________________________________________________________.

8. The current Monthly Rent is $____________.

9. The amount of security deposit (if any) is $__________________________. No other security deposits have been made.

10. All rental payments payable by Tenant have been paid in full as of the date hereof. No rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

11. All work required to be performed by Landlord under the Lease has been completed and has been accepted by Tenant, and all tenant improvement allowances have been paid in full.

12. To the best of Tenant's knowledge, as of the date hereof, there are no defaults on the part of Landlord or Tenant under the Lease.

13. Tenant has no defense as to its obligations under the Lease and claims no set-off or counterclaim against Landlord, except as follows:____________________
_______________________________________.

14. Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies, except as expressly provided in the Lease.

15. All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.

16. There has not been flied by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to Tenant.

17. Tenant pays rent due Landlord under the Lease to Landlord and does not have any knowledge of any other person who has any right to such rents by collateral assignment or otherwise.

The foregoing certification is made with the knowledge that_______________________is about to [FUND A LOAN TO LANDLORD OR PURCHASE THE PREMISES FROM LANDLORD], and that______________________ is relying upon the representations herein made in (FUNDING SUCH LOAN OR PURCHASING THE PREMISES].

Dated:__________, 19__.

"TENANT"

__________________________________

By:_______________________________

By:_______________________________


                         SAMPLE ONLY (NOT FOR EXECUTION)


                                   EXHIBIT "E"

                                   EXHIBIT "F"

                              RULES AND REGULATIONS


1 Except as provided in the Lease, no sign, placard, picture advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant's expense and without notice, any sign installed or displayed in violation of this rule.

2. Except as explicitly permitted BY the terms of the Lease, no awning or other projections shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

3. If Tenant requires burglar alarm or similar services, it shall comply with the provisions of the Lease with respect to its installation.

4. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry. Landlord shall have the right to prescribe the position of all heavy equipment, materials, furniture or other property brought into the Building. Heavy objects, shall stand on such platforms as necessary to properly distribute the weight.

5. Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises, the Building or Project, to be occupied or used in a manner offensive or objectionable to Landlord by reason of noise, behavior, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals (other than those assisting disabled persons).

6. Tenant shall use its reasonable efforts to not waste electricity, water or air-conditioning and agrees to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.

7. Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Project. Tenant shall not use the Premises for any business or activity other than that specifically provided for in Tenant's Lease.

8. Except as expressly provided in the Lease, Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building.

9. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Project are prohibited, and each tenant shall cooperate to prevent same.

10. Landlord reserves the right to exclude or expel from the Project any person who, in Landlord's judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any the Rules and Regulations.

11. Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

12. The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or manufacturing of any kind, nor shall the Premises be used for any improper, immoral or objectionable purposes.

13. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

14. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

15. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project.

16. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease.

17. Landlord reserves the right to make such other non-discriminatory and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Project and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are so adopted.


                                   EXHIBIT "F

18. Tenant shall be responsible for the observance of all the foregoing rules by Tenant's employees, agents, clients, customers, invitees and guests.

                                   EXHIBIT "G"

                               FORM OF MEMORANDUM


RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Procopio, Cory, Hargreaves
        & Savitch LLP
530 B Street, Suite 2100
San Diego, CA 92101-4469
Attention:  Eric B. Shwisberg, Esq.

================================================================================
                                                (Space Above For Recorder's Use)


                               MEMORANDUM OF LEASE

               THIS MEMORANDUM OF LEASE ("Memorandum') is dated the 14th day of August, 1998 by and between ADI RESEARCH PARTNERS, L.P., a California limited partnership ("Landlord"), and DATAWORKS CORPORATION, a California corporation ("Tenant').


                                    RECITALS:

               A. Landlord and Tenant entered into that certain Single-Tenant Lease (Triple-Net) dated as of August 14, 1998 (the "Lease"), with respect to those certain premises to be constructed by Landlord to consist of a two (2) story building containing approximately one hundred ten thousand (110,000) rentable square feet and a two (2) story building containing approximately sixty thousand (60,000) rentable square feet (collectively the "Premises") to be located on a portion of the real property described in Exhibit A attached hereto and made a part hereof (the "Property"), together with the right to use the "Common Areas" located on the Property, as that term is defined in Section 4.1 of the Lease.

               B. Landlord and Tenant wish to record a Memorandum of the Lease confirming the existence of the Lease and certain matters pertaining thereto.

               NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

               1. Lease. In consideration of the covenants and agreements contained in the Lease, Landlord does hereby lease to Tenant the Premises more particularly described in the Lease. As of the date hereof, the Lease is currently in full force and effect and has not been modified or amended in any respect whatsoever.

               2. Term. The term of the Lease shall expire, unless extended pursuant to the options available to Tenant in accordance with the terms of the Lease, ten (10) years after the "Commencement Date," as that term is defined in
Section 1.5 of the Summary of Basic Lease Information contained in the Lease.

               3. Options. Tenant has two (2) separate consecutive options to extend the term of the Lease for five (5) years each on the terms and conditions set forth in Section 2.3 of the Lease.

               4. Option to Expand. Pursuant to Section 33 of the Lease, Tenant has an option to expand the Premises to include a third building to be constructed by Landlord ("Building 3") containing approximately fifty thousand (50,000) rentable square feet. Building 3 is to be constructed on a portion of the Property located immediately adjacent to the Premises ("Building 3 Site").

               5. Right of First Refusal to Lease Additional Space. Pursuant to
Section 33.2 of the Lease, Tenant has a continuing Right of First Refusal to lease all or any portion of any Building 3.

               6. Building 3 Site Restrictions. Pursuant to Section 34 of the Lease, Landlord has agreed that Landlord shall develop a building on the Building 3 Site that is substantially of the same design as the buildings that constitute the initial Premises, including, without limitation, substantially the same amount of parking and substantially the same landscaping. In no event shall any building constructed on the Building 3 Site be greater than three (3) floors unless Tenant consents, which consent may be withheld by Tenant at its sole and absolute discretion.

               7. Lease Incorporated. The purpose of this Memorandum is solely to provide notice of the existence of the Lease. All of the terms, conditions and covenants of the Lease are incorporated herein by this reference and are not amended, modified or varied in any way by this Memorandum. The terms of the Lease shall govern in the event of any conflict with this Memorandum.



                                   EXHIBIT "G"

        8. Termination of Lease. Upon the expiration or sooner termination of the Lease, this Memorandum shall terminate and be of no further force or effect and Tenant agrees to execute and deliver for recordation, a quitclaim deed in favor of Landlord confirming that Tenant quitclaims all right, title and interest in and to the Premises under the Lease.

        9. Counterparts. This Memorandum may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Lease as of the date first above written.

LANDLORD:                              TENANT:

ADI RESEARCH PARTNERS, L.P.,           DATAWORKS CORPORATION,
a California limited partnership       a California corporation

By:   ALLEN DEVELOPMENT, INC.,         By:______________________________________
      a California corporation,        Name:____________________________________
      general partner                  Title:___________________________________

      By:_________________________
      Name:_______________________  By:______________________________________
      Title:______________________  Name:____________________________________
                                    Title:___________________________________
      By:_________________________
      Name:_______________________
      Title:______________________

                        EXHIBIT A TO MEMORANDUM OF LEASE
                        LEGAL DESCRIPTION OF THE PROPERTY




THE LAND REFERRED TO HEREIN IS SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF SAN DIEGO, AND IS DESCRIBED AS FOLLOWS:

LOTS 6, 7, 8 AND 9 OF CORPORATE RESEARCH PARK II, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 13604, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, JULY 27,1998.




                        EXHIBIT A TO MEMORANDUM OF LEASE